EX 10.27
Execution Version
    Published CUSIP Number:    50077GAN7
    Revolving Credit CUSIP Number:    50077GAP2

$300,000,000 REVOLVING CREDIT FACILITY
CREDIT AGREEMENT
by and among
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.,
as the Borrower
and
THE GUARANTORS PARTY HERETO
and
THE LENDERS PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Loan Lender and Issuing Lender
and
TRUIST BANK,
as Syndication Agent
and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent
and
PNC CAPITAL MARKETS LLC, TRUIST SECURITIES, INC. and U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

Dated as of February 20, 2026

Page

ARTICLE 1 CERTAIN DEFINITIONS    1
1.1    Certain Definitions.    1
1.2    Construction.    40
1.3    Accounting Principles; Changes in GAAP.    40
1.4    Benchmark Replacement Notification; Rates.    41
ARTICLE 2 REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES    41
2.1    Revolving Credit Commitments    41
2.2    Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.         42
2.3    Commitment Fees.    42
2.4    Termination or Reduction of Revolving Credit Commitments.    43
2.5    Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests    43
2.6    Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans    44
2.7    Notes    47
2.8    Letter of Credit Subfacility    47
2.9    Defaulting Lenders    55
2.10    [Reserved]    57
2.11    Incremental Loans    57
ARTICLE 3 [RESERVED]    60
ARTICLE 4 INTEREST RATES    60
4.1    Interest Rate Options.    60
4.2    Conforming Changes Relating to the Term SOFR Rate and Daily SOFR    61
4.3    Interest After Default    61
4.4    Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting    62
4.5    Selection of Interest Rate Options    68
ARTICLE 5 PAYMENTS; TAXES; YIELD MAINTENANCE    68
5.1    Payments    68
5.2    Voluntary Prepayments    68

-i-

(continued)
Page
5.3    Mandatory Prepayments    69
5.4    Pro Rata Treatment of Lenders    70
5.5    Sharing of Payments by Lenders    70
5.6    Administrative Agent’s Clawback    71
5.7    Interest Payment Dates    71
5.8    Increased Costs    72
5.9    Taxes    73
5.10    Indemnity    77
5.11    Settlement Date Procedures    78
5.12    Cash Collateral    78
5.13    Replacement of a Lender    79
5.14    Designation of a Different Lending Office    80
ARTICLE 6 REPRESENTATIONS AND WARRANTIES    80
6.1    Existence; Power    80
6.2    Organizational Power; Authorization    80
6.3    Governmental Approvals; No Conflicts    81
6.4    Financial Statements    81
6.5    Litigation and Environmental Matters    81
6.6    Compliance with Laws and Agreements    81
6.7    Investment Company Act    82
6.8    Taxes    82
6.9    Margin Regulations    82
6.10    ERISA    82
6.11    Ownership of Property; Insurance    83
6.12    Disclosure    84
6.13    Labor Relations    84
6.14    Subsidiaries    84
6.15    Solvency    84
6.16    Deposit and Disbursement Accounts    84
6.17    Collateral Documents    85

(continued)
Page
6.18    Outbound Investment Rules    85
6.19    Sanctions and International Trade Laws    85
6.20    Anti-Corruption Laws    86
6.21    Affected Financial Institutions    86
6.22    Material Contracts    86
6.23    Debarment and Suspension    86
ARTICLE 7 CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT    87
7.1    Initial Loans and Letters of Credit    87
7.2    Each Loan or Letter of Credit    89
ARTICLE 8 AFFIRMATIVE COVENANTS    89
8.1    Reporting Requirements    90
8.2    Certificates; Notices; Additional Information    90
8.3    Notices of Material Events    92
8.4    Existence; Conduct of Business    93
8.5    Compliance with Laws    94
8.6    Payment of Obligations    94
8.7    Books and Records    94
8.8    Visitation and Inspection    94
8.9    Maintenance of Properties; Insurance    94
8.10    Use of Proceeds; Margin Regulations    95
8.11    Casualty and Condemnation    95
8.12    Cash Management    95
8.13    Additional Subsidiaries and Collateral    95
8.14    Leased Locations    97
8.15    Further Assurances    97
8.16    Government Contracts    97
8.17    Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws    97
8.18    Additional Beneficial Ownership Certifications    98
8.19    Post-Closing Obligations    98

(continued)
Page
ARTICLE 9 NEGATIVE COVENANTS    98
9.1    Indebtedness and Preferred Equity    98
9.2    Liens    100
9.3    Fundamental Changes    101
9.4    Investments, Loans    102
9.5    Restricted Payments    104
9.6    Sale of Assets    104
9.7    Transactions with Affiliates    104
9.8    Restrictive Agreements    105
9.9    Sale and Leaseback Transactions    105
9.10    Interest Rate Hedge    105
9.11    Amendment to Organizational Documents    106
9.12    Real Property; Negative Pledge; Limitation on Certain Restrictive Agreements    106
9.13    Accounting Changes    106
9.14    No Plan Assets    106
9.15    Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws; Outbound Investment Rule.    106
9.16    Total Net Leverage Ratio    107
9.17    Interest Coverage Ratio    107
9.18    Amendment to Nomad Loan Agreement..    107
ARTICLE 10 DEFAULT    107
10.1    Events of Default    107
10.2    Application of Proceeds from Collateral    111
ARTICLE 11 THE ADMINISTRATIVE AGENT    113
11.1    Appointment and Authority    113
11.2    Rights as a Lender    113
11.3    Exculpatory Provisions    114
11.4    Reliance by Administrative Agent    115
11.5    Delegation of Duties    115
11.6    Resignation of Administrative Agent    115

(continued)
Page
11.7    Non-Reliance on Administrative Agent and Other Lenders    116
11.8    No Other Duties, Etc    117
11.9    Administrative Agent’s Fee    117
11.10    Administrative Agent May File Proofs of Claim    117
11.11    Collateral and Guaranty Matters    118
11.12    No Reliance on Administrative Agent’s Customer Identification Program         118
11.13    Lender Provided Interest Rate Hedges and Other Lender Provided Financial Service Products    119
11.14    Certain ERISA Matters    119
11.15 Erroneous Payments    120
ARTICLE 12 MISCELLANEOUS    123
12.1    Modifications, Amendments or Waivers    123
12.2    No Implied Waivers; Cumulative Remedies    125
12.3    Expenses; Indemnity; Damage Waiver    125
12.4    Holidays    127
12.5    Notices; Effectiveness; Electronic Communication    127
12.6    Severability    129
12.7    Duration; Survival    129
12.8    Successors and Assigns    129
12.9    Confidentiality    134
12.10    Counterparts; Integration; Effectiveness; Electronic Execution    135
12.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL    136
12.12    Mutual Negotiations    137
12.13    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    137
12.14    USA PATRIOT Act Notice    137
12.15    Acknowledgement Regarding Any Supported QFCs                     138

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

SCHEDULE 1.1(A)    -    COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(B)    -    EXISTING LETTERS OF CREDIT
SCHEDULE 1.1(C)    -    PERMITTED LIENS
SCHEDULE 6.5    -    ENVIRONMENTAL DISCLOSURES
SCHEDULE 6.14    -    SUBSIDIARIES
SCHEDULE 6.16    -    DEPOSIT AND DISBURSEMENT ACCOUNTS
SCHEDULE 6.22    -    MATERIAL CONTRACTS
SCHEDULE 8.19    -    POST-CLOSING OBLIGATIONS
SCHEDULE 9.1    -    EXISTING INDEBTEDNESS
SCHEDULE 9.4    -    EXISTING INVESTMENTS
EXHIBITS
EXHIBIT A    -    ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B    -    GUARANTOR JOINDER
EXHIBIT C    -    REVOLVING CREDIT NOTE
EXHIBIT D     -    SWINGLINE LOAN NOTE
EXHIBIT E     -    NOTICE OF ASSIGNMENT OF CLAIMS
EXHIBIT F        PERMITTED ACQUISITION CERTIFICATE
EXHIBIT G    -    LOAN REQUEST
EXHIBIT H    -    SWINGLINE LOAN REQUEST
EXHIBIT I-1    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-2    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-3    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-4     -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J        -    COMPLIANCE CERTIFICATE

CREDIT AGREEMENT
This CREDIT AGREEMENT is dated as of February 20, 2026 and is made by and among KRATOS DEFENSE & SECURITY SOLUTIONS, INC., a Delaware corporation (the “Borrower”), the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as the Administrative Agent (as hereinafter defined), Swingline Loan Lender (as hereinafter defined) and Issuing Lender (as hereinafter defined).
The Borrower has requested the Lenders to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $300,000,000, including therein a Swingline Loan (as hereinafter defined) subfacility and a Letter of Credit (as hereinafter defined) subfacility. In consideration of their mutual covenants and agreements hereinafter specified and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
1.1Certain Definitions. In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
ARTICLE 2“Acquisition” means any transaction, or any series of related transactions, by which any Loan Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Acquisition Step-Up” means as is specified in Section 9.16 [Total Net Leverage Ratio].

“Acquisition Step-Up Period” means as is specified in Section 9.16 [Total Net Leverage Ratio].

ARTICLE 3“Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent hereunder or any successor administrative agent.
ARTICLE 4“Administrative Agent’s Fee” means as is specified in Section 11.9 [Administrative Agent’s Fee].
ARTICLE 5“Administrative Agent’s Letter” means as is specified in Section 11.9 [Administrative Agent’s Fee].

ARTICLE 6“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
ARTICLE 7“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
ARTICLE 8“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
ARTICLE 9“Agent Parties” means as is specified in Section 12.5(d)(ii).
ARTICLE 10“Agreement” shall mean this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, including all schedules and exhibits.
ARTICLE 11“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.
ARTICLE 12“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the Anti-Money Laundering Act of 2020, as amended; (c) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended, and the Terrorist Asset-Freezing etc. Act 2010; and (d) any other applicable Law relating to anti-money laundering, financial recordkeeping and reporting, and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.
ARTICLE 13“Applicable Margin” means the corresponding percentages per annum as specified under and in accordance with the terms set forth below, based on the Total Net Leverage Ratio:

Level	I	II	III	IV	V
Total Net Leverage Ratio	Less than 1.00 to 1.00	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	Greater than or equal to 3.00 to 1.00
Commitment Fee	0.125%	0.15%	0.20%	0.25%	0.30%

Letter of Credit Fee	1.00%	1.25%	1.50%	1.75%	2.00%
Applicable Margin for Revolving Credit Loans bearing interest at the Base Rate Option	0.00%	0.25%	0.50%	0.75%	1.00%
Applicable Margin for Swingline Loans bearing interest at the Daily SOFR Option	1.00%	1.25%	1.50%	1.75%	2.00%
Applicable Margin for Revolving Credit Loans bearing interest at the Term SOFR Rate Option	1.00%	1.25%	1.50%	1.75%	2.00%

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:
(a)    From the Closing Date until the due date for delivery of the Compliance Certificate for the first full Fiscal Quarter ending following the Closing Date, the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be shall be determined based on Level I set forth above.
(b)    The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each Fiscal Quarter ending after the Closing Date based on the Total Net Leverage Ratio as of such Fiscal Quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a Fiscal Quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.2(a) [Certificates; Notices; Additional Information]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.2(a), then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the

Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Article 10 [Default]. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
ARTICLE 14“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
ARTICLE 15“Arrangers” means PNC Capital Markets LLC, Truist Securities, Inc. and U.S. Bank National Association, in their capacities as joint lead arrangers and joint bookrunners.
ARTICLE 16“Assigned Government Contract” means all Government Contracts required pursuant to the terms of Section 8.16 [Government Contracts] to be subject to an Instrument of Assignment and Notice of Assignment of Claims.
ARTICLE 17“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.8 [Successors and Assigns]), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
ARTICLE 18“Authorized Officer” means, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Assistant Treasurer, Corporate Controller, Secretary, or Assistant Secretary of such Loan Party, any manager or the members (as applicable) in the case of any Loan Party which is a limited liability company, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Bail-In Action” shall mean the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
ARTICLE 19“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation

Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
ARTICLE 20“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) the Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs without notice to the Borrower. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs] or Section 4.4(b) [Illegality], to the extent any such determination affects the calculation of the Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.
ARTICLE 21“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
ARTICLE 22“Base Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in either Section 4.1(a)(i) [Revolving Credit Base Rate Option].
ARTICLE 23“Benchmark Replacement” means as is specified in Section 4.4(d) [Benchmark Replacement Setting].
ARTICLE 24“Beneficial Owner” shall mean, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower, in each case, determined in accordance with 31 C.F.R. § 1010.230 (or any similar Law).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Blocked Property” means any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Lenders, Administrative Agent, or Collateral Agent of any applicable International Trade Law, or cause any Lender, Administrative Agent, or Collateral Agent to become a Sanctioned Person, if the Lenders, Administrative Agent or

Collateral Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
ARTICLE 25“Borrower” means as is specified in the introductory paragraph.
ARTICLE 26“Borrower Materials” means as is specified in Section 8.2 [Certificates; Notices; Additional Information].
ARTICLE 27“Borrowing Date” means, with respect to any Loan, the date of the making, renewal or conversion thereof, which shall be a Business Day.
ARTICLE 28“Borrowing Tranche” means specified portions of Revolving Credit Loans or Swingline Loans, as the context may require, consisting of simultaneous loans under the same Interest Rate Option, and in the case of Term SOFR Rate Loans, having the same Interest Period. For the avoidance of doubt, all Revolving Credit Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.
ARTICLE 29“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are generally authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
ARTICLE 30“Capital Lease Obligations” mean all obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to the provisions in Section 1.3 [Accounting Principles; Changes in GAAP]).
“Capitalized Lease” means, for any Person, each lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (subject to the provisions in Section 1.3).
ARTICLE 31“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

ARTICLE 32“Cash Management Agreements” means as is specified in Section 2.6(f) [Swingline Loans Under Cash Management Agreements].
ARTICLE 33“Cash Management Bank” means (i) as to any Other Lender Provided Financial Service Product in existence on the Closing Date, any Lender on the Closing Date or Affiliate of such Lender that is a party thereto on the Closing Date, and (ii) as to any Other Lender Provided Financial Service Product entered into after the Closing Date, any Person that, at the time it enters into such Other Lender Provided Financial Service Product, is a Lender or an Affiliate of a Lender, in each case in its capacity as a party to such Other Lender Provided Financial Service Product.
ARTICLE 34“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.
ARTICLE 35“CEA” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
ARTICLE 36“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
ARTICLE 37“CFC Debt” means intercompany loans, Indebtedness or receivables owed or treated as owed by one or more CFCs.
ARTICLE 38“CFTC” means the Commodity Futures Trading Commission.
ARTICLE 39“Change in Control” means the occurrence of one or more of the following events: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of in excess of 35% or more of the outstanding shares of the voting equity interests of the Borrower, (ii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors, or (iii) the occurrence of a “change of control”, or similar provision, under or with respect to any Material Indebtedness.
ARTICLE 40“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International

Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
ARTICLE 41“CIP Regulations” means as is specified in Section 11.12 [No Reliance on Administrative Agent’s Customer Identification Program].
ARTICLE 42“Class”, when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Revolving Credit Loans or Swingline Loans and, when used in reference to any Lender, refers to whether such Lender has any outstanding Revolving Credit Loans or Revolving Commitments.
ARTICLE 43“Closing Date” means February 20, 2026.
ARTICLE 44“Code” means the U.S. Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ARTICLE 45“Collateral” means the personal property of any Person granted as collateral to secure the Obligations for the benefit of the Secured Parties.
“Collateral Access Agreement” means each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.
ARTICLE 46“Collateral Agent” means PNC Bank, National Association, in its capacity as collateral agent hereunder or any successor collateral agent.
ARTICLE 47“Collateral Documents” means the Guaranty and Security Agreement, the IP Security Agreements, and any other agreement, document or instrument granting a Lien in Collateral for the benefit of the Secured Parties.
ARTICLE 48“Commitment” means, as to any Lender, its Revolving Credit Commitment and, in the case of PNC (in its capacity as the Swingline Loan Lender), its Swingline Loan Commitment (but not the aggregate of its Revolving Credit Commitment and its Swingline Loan Commitment), and “Commitments” means the aggregate of the Revolving Credit Commitments of all of the Lenders.
ARTICLE 49“Commitment Fee” means as is specified in Section 2.3 [Commitment Fees].
ARTICLE 50“Communications” means as is specified in Section 12.5(d)(ii) [Platform].
ARTICLE 51“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets

Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.
ARTICLE 52“Compliance Certificate” means a certificate substantially in the form of Exhibit J attached hereto.
ARTICLE 53“Conforming Changes” means, with respect to the Term SOFR Rate, Daily SOFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Term SOFR Rate, Daily SOFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
ARTICLE 54“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
ARTICLE 55“Consolidated EBITDA” means, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period and to the extent not excluded from Consolidated Net Income pursuant to the definition thereof, and without duplication, (a) Consolidated Interest Expense, (b) income tax expense determined on a consolidated basis in accordance with GAAP, (c) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (d) all other non-cash charges determined on a consolidated basis in accordance with GAAP, (e) losses from discontinued operations, (f) any charges paid in cash resulting from resolution of litigation matters (including wage and hour litigation and disputes arising in connection with a 401(k) plan maintained by Kratos Integral Holdings, LLC), in an aggregate amount not to exceed $10,000,000 during the term of this Agreement, (g) net income of Subsidiaries of the Borrower attributable to noncontrolling interests of third parties (except to the extent of any earnings or other amounts actually remitted to any such third party), (h) out-of-pocket transaction costs and expenses paid in cash in connection with the transactions contemplated hereby to occur on the Closing Date (including losses, charges, costs and expenses (including, for the avoidance of doubt, call premiums) resulting from the payoff and retirement of the Borrower’s existing Indebtedness on the Closing Date) in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, (i) additional non-recurring out-of-pocket transaction costs, reasonably acceptable to the Administrative Agent, incurred in connection with any issuance of Equity Interests by the Borrower, Acquisition, Investment, disposition, or incurrence, prepayment, amendment, modification, restructuring or refinancing of Indebtedness, in each case, after the Closing Date, to the extent such transaction is permitted under the Agreement or consented to in accordance with Section 12.1 [Modifications, Amendments or Waivers] and whether or not such transaction is consummated, (j) out-of-pocket costs related to severance and lease terminations associated with restructuring in an aggregate amount not to exceed $5,000,000 for any four-Fiscal Quarter period, in each case for such period, (k) distributions and dividends received from Investments in Joint Ventures during such period, but only to the extent such distributions and dividends are attributable to earned income of such Joint Ventures, and (l) non-cash losses related to Investments in Joint Ventures during such period; provided that any Investments in Joint Ventures that are permitted pursuant to Section 9.4(j) and Section 9.4(l) shall not constitute non-cash losses for the purposes of this clause (l), less (iii) to the extent included in determining Consolidated Net Income for such period, and without duplication, (a) unusual and non-recurring gains, (b) non-cash gains, excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items in any prior period (other than any such accruals or cash reserves that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition), (c) net losses of Subsidiaries of the Borrower attributable to noncontrolling interests of third parties, and (d) non-cash gains related to Investments in Joint Ventures during such period; provided that, for purposes of calculating compliance with the financial covenants set forth in Article 9, to the extent that during such period any Loan Party shall have consummated a Permitted Acquisition, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of.
“Consolidated Funded Debt” means, as of any date, all Indebtedness of the Borrower and its Subsidiaries described in clauses (i), (ii), (iii), (v), and (vi)(x) of the definition of Indebtedness herein (excluding (x) any intercompany Indebtedness and (y) the aggregate amount of letters of credit issued for the account of a Foreign Subsidiary, in each case to the extent offset by the cash and other liquid investments in the nature of Permitted Investments held by such Foreign Subsidiary account party in deposit or securities accounts outside the United States), measured on a consolidated basis as of such date.
“Consolidated Interest Expense” means, for the Borrower and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, total interest expense, including the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period).

ARTICLE 56“Consolidated Net Income” means, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or the sale of assets (other than the sale of inventory in the ordinary course of business), (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.
ARTICLE 57“Continuing Director” means, with respect to any period, any individuals (a) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
ARTICLE 58“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
ARTICLE 59“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means (a) the Borrower and each of the Borrower’s Subsidiaries; (b) each Guarantor and any other Person who has pledged (or will pledge) Collateral under any Loan Document; and (c) each Person that, directly or indirectly, Controls a Person described in clause (a) or (b) above.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New

York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Eastern time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

ARTICLE 60“Daily SOFR” means Daily Simple SOFR.
“Daily SOFR Loan” means a Loan that bears interest based on Daily SOFR.

“Daily SOFR Option” means the option of the Borrower to have Swingline Loans bear interest at the rate and under the terms specified in Section 4.1(b) [Swingline Loan Interest Rate].

ARTICLE 61“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Defaulting Lender” means, subject to Section 2.9(b) [Defaulting Lender Cure], any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b) [Defaulting Lender Cure]) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Loan Lender and each Lender.

ARTICLE 62“Dollar”, “Dollars”, “U.S. Dollars” and the symbol “$” means, in each case, the lawful currency of the United States of America.
ARTICLE 63“Domestic Account” means as is specified in Section 8.12 [Cash Management].
ARTICLE 64“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of the United States, a State thereof or the District of Columbia.
ARTICLE 65“Drawing Date” means as is specified in Section 2.8(c) [Disbursements, Reimbursement].
ARTICLE 66“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
ARTICLE 67“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
ARTICLE 68“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

ARTICLE 69“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
ARTICLE 70“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.8(b)(iv) [Assignment and Assumption Agreement], (v) [No Assignment to Certain Persons] and (vi) [No Assignment to Natural Persons] (subject to such consents, if any, as may be required under Section 12.8(b)(iii) [Required Consents]).
ARTICLE 71
ARTICLE 72“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.
ARTICLE 73“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
ARTICLE 74“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Official Body relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).
ARTICLE 75“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ARTICLE 76“ERISA Affiliate” means any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
ARTICLE 77“ERISA Event” means (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, or there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Pension Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by the Borrower or any other member of the ERISA Group of any liability under Title IV of ERISA with respect to any Pension Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (v) any incurrence by the Borrower or any other member of the ERISA Group of any liability with respect to the complete withdrawal or partial withdrawal from any Multiemployer Plan, or the receipt by the Borrower or any other member of the ERISA Group of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by the Borrower or any other member of the ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; or (vii) any filing of a notice of intent to terminate any Pension Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, or the termination of any Pension Plan under Section 4041(c) of ERISA.
ARTICLE 78“ERISA Group” means, at any time, the Borrower and all of its ERISA Affiliates.
ARTICLE 79“Erroneous Payment” has the meaning assigned to it in Section 11.15(a).
ARTICLE 80“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.15(d).
ARTICLE 81“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.15(d).
ARTICLE 82“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.15(d).
ARTICLE 83“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.15(d).
ARTICLE 84“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
ARTICLE 85“Event of Default” means any of the events described in Section 10.1 [Events of Default].
“Excluded Accounts” shall mean (a) any deposit, commodities or securities account that is used for payroll, payroll taxes and other employee wage and benefit payments, (b) any deposit, commodities or securities account that is a trust, fiduciary, escrow or tax payment account, and (c) any other deposit, commodities or securities accounts of the Loan Parties which do not at any time have cash, investment property, or other amounts, including Permitted Investments, on deposit therein in excess of $500,000, individually, or $1,000,000 in the aggregate for all such accounts.
ARTICLE 86“Excluded Hedge Liability” means, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
ARTICLE 87“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.13 [Replacement of a Lender]) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9 [Taxes], amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.9(g) [Status of Lenders], and (d) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrower to provide documentation or information to the IRS).
“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 18, 2022, by and among Kratos Defense & Security Solutions, Inc., as the borrower, the other loan parties from time to time party thereto, the lenders from time to time party thereto and Truist Bank, as the administrative agent (as amended by that certain First Amendment to Credit Agreement, dated as of March 9, 2023, that certain Second Amendment to Credit Agreement, dated as of March 8, 2024, and that certain Third Amendment to Credit Agreement, dated as of November 4, 2025).
ARTICLE 88“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1(B).

“Expiration Date” means, with respect to the Revolving Credit Commitments, February 20, 2031, as such date may be extended with respect to certain Lenders’ Revolving Credit Commitments pursuant to Section 12.1 [Modifications, Amendments or Waivers].
ARTICLE 89“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the aggregate Commitments have been terminated, (b) all Obligations have been paid in full (other than (i) contingent indemnification obligations that are not yet due and (ii) obligations and liabilities under any Lender Provided Interest Rate Hedge and any Other Lender Provided Financial Service Product (other than any such obligations for which written notice has been received by the Administrative Agent that either (x) amounts are currently due and payable under such Lender Provided Interest Rate Hedge and any Other Lender Provided Financial Service Product, as applicable, or (y) no arrangements reasonably satisfactory to the applicable Cash Management Bank or Hedge Bank have been made)), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent (to the extent the Administrative Agent is a party to such arrangements) and the Issuing Lender, including the provision of cash collateral, shall have been made).
ARTICLE 90“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Official Bodies and implementing such Sections of the Code.
ARTICLE 91“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
ARTICLE 92“Fiscal Year” shall mean any fiscal year of the Borrower.
ARTICLE 93“Foreign Holding Company” means any Subsidiary of the Borrower all or substantially all of the assets of which are comprised of Equity Interests in one or more CFCs or CFC Debt.
ARTICLE 94“Foreign Lender” means (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
ARTICLE 95“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized under the Laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than

Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swingline Loans made by such Swingline Loan Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
ARTICLE 96
ARTICLE 97“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
ARTICLE 98“GAAP” means generally accepted accounting principles in the United States of America as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP], and applied on a consistent basis both as to classification of items and amounts.
ARTICLE 99“Government Contracts” means, individually or collectively, as the context may require, (i) any contract entered into between any Loan Party or any of their respective Subsidiaries and an agency of the United States Government; and (ii) written subcontracts at any tier between any Loan Party or any of their respective Subsidiaries and another entity that holds either a prime contract with the United States Government or a subcontract under a prime contract with the Government, in any case including any task orders or delivery orders issued under, or any modifications to, any such prime contract or subcontract (a “Government Subcontract”). The terms “Government Contracts” and “Government Subcontract” shall also include any offer, proposal or quote for good or services to be delivered by any Loan Party or any of their respective Subsidiaries that if awarded by the United States Government would lead to a Government Contract.
ARTICLE 100“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Official Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.
ARTICLE 101“Government Subcontract” means as is specified in the definition of “Government Contract”.
ARTICLE 102“Guarantor Joinder” means a joinder by a Person as a Guarantor under the Loan Documents in substantially the form of Exhibit B.
ARTICLE 103“Guarantors” means any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement.
ARTICLE 104“Guaranty” means, with respect to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly. The amount of obligations under a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Administrative Agent in good faith. The term “Guaranty” used as a verb has a corresponding meaning.
“Guaranty and Security Agreement” means shall mean the Guaranty and Security Agreement, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means (i) as to any Lender Provided Interest Rate Hedge in existence on the Closing Date, any Lender on the Closing Date or Affiliate of such Lender that is a party thereto on the Closing Date, and (ii) as to any Lender Provided Interest Rate Hedge entered into after the Closing Date, any Person that, at the time it enters into such Lender Provided Interest Rate Hedge, is a Lender or an Affiliate of a Lender, in each case in its capacity as a party to such Lender Provided Interest Rate Hedge.
ARTICLE 105“Hedge Liabilities” means the Interest Rate Hedge Liabilities.
ARTICLE 106“Hedge Termination Value” means, in respect of any one or more interest rate hedges, commodity hedges and/or foreign currency hedges, after taking into account the effect of any legally enforceable netting agreement relating to such interest rate hedges, commodity hedges and/or foreign currency hedges, (a) for any date on or after the date such interest rate hedges, commodity hedges and/or foreign currency hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such interest rate hedges, commodity hedges and/or foreign currency hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such interest rate hedges, commodity hedges and/or foreign currency hedges (which may include an interest rate hedge bank, a commodity hedge bank or foreign currency hedge bank, as applicable).
“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that, in the aggregate with its Subsidiaries, (i) has assets of less than $2,000,000 and (ii) generated less than $4,000,000 in annual revenue during the most recently completed Fiscal Year for which financial statements have been (or are required to have been) delivered hereunder.
“Increased Amount Date” means as is specified in Section 2.11 [Incremental Loans].

“Incremental Equivalent Debt” means Indebtedness incurred by any Loan Party consisting of the issuance of one or more series of senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case, in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance satisfactory to the Administrative Agent and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, a “pari passu” intercreditor agreement in form and substance satisfactory to the Administrative Agent; provided that such Incremental Equivalent Debt shall be subject to the requirements set forth in Section 2.11 [Incremental Loans] applicable to Incremental Term Loan Commitments mutatis mutandis, except that (a) the requirements set forth in Section 2.11(a)(vi)(1)(I) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility so long as, subject to customary conditions, such bridge facility automatically converts into long-term debt satisfying the requirements set forth in Section 2.11(a)(vi)(1)(I) mutatis mutandis and (b) such Incremental Equivalent Debt shall not be subject to the requirements set forth Section 2.11(a)(vi)(1)(II); provided, further, that any amount of Incremental Equivalent Debt funded pursuant to the terms of this Agreement shall reduce the total aggregate principal amount for all Incremental Loan Commitments permitted to be incurred hereunder on a dollar-for-dollar basis.
“Incremental Lender” means as is specified in Section 2.11 [Incremental Loans].
“Incremental Loan Commitments” means as is specified in Section 2.11 [Incremental Loans].
“Incremental Loans” means as is specified in Section 2.11 [Incremental Loans].
“Incremental Revolving Credit Commitment” means as is specified in Section 2.11 [Incremental Loans].
“Incremental Revolving Credit Increase” means as is specified in Section 2.11 [Incremental Loans].
ARTICLE 107“Indebtedness” means, of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.2(d), trade payables overdue by more than 180 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under or in respect of (x) letters of credit, bankers’ acceptances, demand guarantees and similar independent undertakings or (y) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all net Hedge Liabilities. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer with general liability for the Joint Venture’s obligations, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Interest Rate Hedge on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) above that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.
ARTICLE 108“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
ARTICLE 109“Indemnitee” means as is specified in Section 12.3(b) [Indemnification by the Borrower].
ARTICLE 110“Information” means all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.
ARTICLE 111“Insolvency Proceeding” means, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

ARTICLE 112“Interest Coverage Ratio” means, as of any date, the ratio of (i) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements have been (or are required to have been) delivered under this Agreement to (ii) Consolidated Interest Expense for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements have been (or are required to have been) delivered under this Agreement.
ARTICLE 113“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Term SOFR Rate Option. Subject to the last sentence of this definition, such period shall be, in each case, subject to the availability thereof, one month, three months, or six months. Such Interest Period shall commence on the effective date of such Term SOFR Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Term SOFR Rate Option if the Borrower is renewing or converting to the Term SOFR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (a) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) with respect to Revolving Credit Loans, the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date, and (c)  any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
ARTICLE 114“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreement entered into by any Loan Party in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
ARTICLE 115“Interest Rate Hedge Liabilities” means as is specified in the definition of Lender Provided Interest Rate Hedge.
ARTICLE 116“Interest Rate Option” means any Term SOFR Rate Option, Daily SOFR Option or Base Rate Option. Notwithstanding anything contained in this Agreement or in any other Loan Document, only Swingline Loans may bear interest at the Daily SOFR Option.
ARTICLE 117“International Trade Laws” means all Laws relating export controls, customs and anti-boycott measures and Sanctions.
ARTICLE 118“Investment” means as is specified in Section 9.4 [Investments, Loans].
ARTICLE 119“IP Security Agreement” means the Patent, Trademark and Copyright Security Agreement, dated of even date herewith, executed and delivered by each of the Loan Parties to the Administrative Agent for the benefit of the Secured Parties.

ARTICLE 120“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuing Lender” means (a) PNC, in its individual capacity as issuer of Letters of Credit hereunder, (b) any other Lender that the Borrower, the Administrative Agent and such other Lender may reasonably agree may from time to time issue Letters of Credit hereunder, and (c) with respect to the Existing Letters of Credit, Truist Bank, in its capacity as issuer thereof.
ARTICLE 121“Joint Venture” means, with respect to a Loan Party, a corporation, partnership, limited liability company or other entity, other than a Subsidiary, in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.
ARTICLE 122“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic.
ARTICLE 123“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with any Incremental Loan Commitments pursuant to Section 2.11 [Incremental Loans].
ARTICLE 124“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is entered into between any Loan Party and any Hedge Bank that: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the Hedge Bank providing any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents, be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty and Security Agreement and secured obligations under any other Loan Document, as applicable, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 10.2 [Application of Proceeds from Collateral].
ARTICLE 125“Lenders” means the financial institutions named on Schedule 1.1(A) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the

benefit of the Secured Parties as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation is owed. Unless the context requires otherwise, the term “Lenders” includes the Swingline Loan Lender, but not the Issuing Lender.
ARTICLE 126“Lending Office” means, as to the Administrative Agent, the Issuing Lender or any Lender, the office or offices of such Person described as such in such Lender’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent.
ARTICLE 127“Letter of Credit” means as is specified in Section 2.8(a) [Issuance of Letters of Credit]. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.
ARTICLE 128“Letter of Credit Borrowing” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].
ARTICLE 129“Letter of Credit Fee” means as is specified in Section 2.8(b) [Letter of Credit Fees].
ARTICLE 130“Letter of Credit Obligation” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Reimbursement Obligations and Letter of Credit Borrowings on such date.
ARTICLE 131“Letter of Credit Sublimit” means as is specified in Section 2.8(a)(i) [Issuance of Letters of Credit].
ARTICLE 132“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Liquidity” shall mean, as of any date of determination, the sum of (i) (x) the Revolving Credit Commitments minus (y) the aggregate principal amount of all Revolving Facility Usage, plus (ii) unrestricted cash and Permitted Investments of the Loan Parties held in domestic deposit or securities accounts with the Administrative Agent or any Lender and, in each case, in which the Administrative Agent has a Lien.
ARTICLE 133“LLC Division” means, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the Laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Official Body that results or may result in, any such division.
ARTICLE 134“Loan Documents” means this Agreement, the Administrative Agent’s Letter, the Collateral Documents, the Notes, and any other instruments, certificates or documents delivered in connection herewith or therewith, in each case as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.
ARTICLE 135“Loan Parties” means the Borrower and any Guarantors.
ARTICLE 136“Loan Request” means as is specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals].
ARTICLE 137“Loans” means, collectively, and “Loan” means, separately, all Revolving Credit Loans and Swingline Loans or any Revolving Credit Loan or Swingline Loan.
“Material Acquisition” means any Permitted Acquisition with total acquisition consideration of at least $100,000,000; provided that for any acquisition to qualify as a “Material Acquisition,” the Administrative Agent shall have received, prior to, or concurrently with, the consummation of such Acquisition, notice from the Borrower that it has elected to treat such acquisition as a “Material Acquisition.”

ARTICLE 138“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Lender, the Swingline Loan Lender or the Lenders under any of the Loan Documents, or (iv) the legality, validity or enforceability of any of the Loan Documents.
ARTICLE 139“Material Agreements” means (i) all agreements, indentures or notes governing the terms of any Material Indebtedness, (ii) all agreements, documents, contracts, and instruments representing at least 10% of the consolidated revenues of the Borrower and its Subsidiaries for the most recently ended Fiscal Year for which financial statements have been (or are required to have been) delivered pursuant to Section 8.1 [Reporting Requirements] and (iii) all other agreements, documents, contracts, and instruments to which a Loan Party is party a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.

ARTICLE 140“Material Contract” means, as of any date of determination and individually or collectively as the context may require, any or all of the following: (i) any Government Contract of any Loan Party or any of their respective Subsidiaries, pursuant to which, after giving effect to any and all applicable options, renewals, extensions and other similar rights of such Loan Party or Subsidiary to extend the term and/or increase the value of such Government Contract, only if and when such right has actually been exercised pursuant to its terms and has been funded or appropriated, such Loan Party or Subsidiary would be entitled to receive payments and/or other compensation having an aggregate remaining value in excess of $50,000,000, or (ii) any other contract or agreement which the Borrower is (or would be in the event the Borrower ceases to be subject to the reporting requirements of the U.S. Securities and Exchange Commission following the date hereof) required to file as an exhibit to a Current Report on Form 8-K (or successor form) pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (each such contract or agreement, an “SEC Material Contract”.
ARTICLE 141“Material Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries (other than the Loans, the Letters of Credit and the Nomad Loan) individually or in an aggregate committed or outstanding principal amount exceeding the Threshold Amount. For purposes of determining the amount of attributed Indebtedness from Hedge Liabilities, the “principal amount” of any Hedge Liabilities at any time shall be the Net Mark-to-Market Exposure of such Hedge Liabilities.
ARTICLE 142“Measurement Period” means, at any date of determination, the most recently completed four (4) Fiscal Quarters of the Borrower for which financial statements have been delivered pursuant to Section 8.1 [Reporting Requirements] (or, prior to the first delivery thereof after the Closing Date, the most recent quarterly or annual financial statements filed by the Borrower with the U.S. Securities and Exchange Commission).
ARTICLE 143“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.
ARTICLE 144“Multiemployer Plan” means any employee pension benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions, or to which any member of the ERISA Group has any liability (contingent or otherwise).
“Net Mark-to-Market Exposure” of any Person means, as of any date of determination with respect to any Hedge Liabilities, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedge Liabilities. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Interest Rate Hedge giving rise to such Hedge Liabilities as of the date of determination (assuming such

Interest Rate Hedge were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Interest Rate Hedge as of the date of determination (assuming such Interest Rate Hedge were to be terminated as of that date).
“Nomad” means Nomad Global Communication Solutions, Incorporated, a Montana corporation and a wholly owned subsidiary of the Borrower.
“Nomad Loan” means the $9,984,000 loan made to Nomad pursuant to the Nomad Loan Agreement.
“Nomad Loan Agreement” means that certain loan agreement, dated as of September 4, 2025 (as amended by that certain First Amendment to Loan Agreement, dated as of February 11, 2026), by and between Nomad Sub CDE, LLC, a Montana limited liability company, and Nomad in connection with Nomad’s participation in the federal new market tax credit program, as in effect on the date hereof.
ARTICLE 145“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 12.1 [Modifications, Amendments or Waivers] and (b) has been approved by the Required Lenders.
ARTICLE 146“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
ARTICLE 147“Non-U.S. Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
ARTICLE 148“Notes” means collectively, and “Note” means separately, the promissory notes in the form of Exhibit C evidencing the Revolving Credit Loans and in the form of Exhibit D evidencing the Swingline Loan.
“Notice of Assignment of Claims” means a Notice of Assignment of Claims, in the form of the attached Exhibit E.
ARTICLE 149“Obligation” means any obligation or liability of any of the Loan Parties or other credit support providers specified in the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, and whether not allowed or allowable in any bankruptcy proceeding, under or in connection with (a) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document, whether owing to the Administrative Agent, any of the Lenders or their Affiliates, or other Persons provided for under such Loan Documents, (b) any Lender Provided Interest Rate Hedge, (c) any Erroneous Payment Subrogation Rights, and (d) any Other Lender Provided Financial Service Product. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
ARTICLE 150“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
ARTICLE 151“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
ARTICLE 152“Orbit” means Orbit Technologies Ltd., a company organized under the laws of the State of Israel.
ARTICLE 153“Orbit Acquisition” means the acquisition of Orbit and its subsidiaries pursuant to the Orbit Acquisition Agreement.
ARTICLE 154“Orbit Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of November 4, 2025, by and among the Borrower, as parent, Kratos Holdings UK Limited, a private limited company incorporated under the laws of England and Wales and an indirect wholly owned subsidiary of the Borrower, as buyer, Kratos Acquisition Ltd., as merger subsidiary, and Orbit.
ARTICLE 155“Order” means as is specified in Section 2.8(h) [Liability for Acts and Omissions].
ARTICLE 156“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

ARTICLE 157“Other Lender Provided Financial Service Product” means agreements or other arrangements entered into between any Loan Party and any Cash Management Bank, whether existing on the Closing Date or entered into thereafter, that provides any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, or (f) cash management, including controlled disbursement, overdraft lines, accounts or services.
ARTICLE 158“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.13 [Replacement of a Lender]).
ARTICLE 159“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar Law or regulation as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
ARTICLE 160“Overnight Bank Funding Rate” means for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. Such rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
ARTICLE 161“Participant” means as is specified in Section 12.8(d) [Participations].
ARTICLE 162“Participant Register” means as is specified in Section 12.8(d) [Participations].
ARTICLE 163“Participation Advance” means as is specified in Section 2.8(c)(iii) [Disbursements, Reimbursement].
ARTICLE 164“Payment Date” means the first day of each Fiscal Quarter after the Closing Date and on the Expiration Date or upon acceleration of the Notes.

ARTICLE 165“PBGC” means the U.S. Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
ARTICLE 166“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (a) is sponsored, maintained or contributed to or required to be contributed to by any member of the ERISA Group for employees of any member of the ERISA Group, or (b) has at any time within the preceding five (5) years been sponsored, maintained or contributed to or been required to be contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Perfection Certificate” shall mean the Perfection Certificate, dated as of the date hereof, made by the Loan Parties in favor of the Administrative Agent.
“Permitted Acquisition” means, any Acquisition by the Borrower or any of its Subsidiaries that occurs when the following conditions have been satisfied:
(a)before and after giving effect to such Acquisition, no Potential Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of the Borrower and its Subsidiaries set forth in the Loan Documents shall be and remain true and correct in all material respects;
(b)before and after giving effect to such Acquisition, the Borrower is in compliance with the covenants set forth in Section 9.16 [Total Net Leverage Ratio] and Section 9.17 [Interest Coverage Ratio], in each case, calculated on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or are required to have been) delivered pursuant to Section 8.1 (a) [Annual Financial Statements] and Section 8.1(b) [Quarterly Financial Statements] as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance, and the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by an Authorized Officer certifying to the foregoing at least five (5) days prior to the date of the consummation of such Acquisition;
(c)at least ten (10) days prior to the date of the consummation of such Acquisition, the Borrower shall have delivered to the Administrative Agent notice of such Acquisition, together with historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent;
(d)such Acquisition is consensual and approved by the board of directors (or the equivalent thereof) of the Person whose stock or assets are being acquired;

(e)the Person or assets being acquired is in the same type of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related thereto;
(f)such Acquisition is consummated in compliance with all Requirements of Law, and all consents and approvals from any Official Body or other Person required in connection with such Acquisition have been obtained;
(g)[Reserved];
(h)the Borrower shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees, Collateral Documents and other related documents required under Section 8.13 [Additional Subsidiaries and Collateral];
(i)the aggregate consideration (excluding Equity Interests of the Borrower, but including cash, other equity and Indebtedness or liabilities incurred or assumed and all transaction costs) payable by Loan Parties in connection with such Acquisition attributable to the acquisition of entities that do not become Guarantors and the acquisition of assets by Subsidiaries that are not Loan Parties, (x) taken together with the aggregate consideration (excluding Equity Interests of the Borrower) paid or payable by Loan Parties attributable to the acquisition of such entities and such assets for all Permitted Acquisitions consummated in such Fiscal Year, does not exceed $100,000,000 and (y) taken together with the aggregate consideration (excluding Equity Interests of the Borrower) paid or payable by Loan Parties attributable to the acquisition of such entities and such assets for all Permitted Acquisitions consummated after the Closing Date, does not exceed $300,000,000; and
(j)the Borrower has delivered to the Administrative Agent a Permitted Acquisition Certificate executed by an Authorized Officer certifying that each of the conditions set forth above has been satisfied.
ARTICLE 167“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.
ARTICLE 168“Permitted Encumbrances” means:
(a)Liens imposed by law for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(b)statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(c)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(f)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and
(g)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
ARTICLE 169provided that the term “Permitted Encumbrances” shall not include any Lien securing Consolidated Funded Debt.
ARTICLE 170“Permitted Investments” means:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b)commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
(c)certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of (A) any Lender, or (B) any other commercial bank organized under the laws of the United States or any state thereof or any foreign bank, in each case under this clause (B), which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(f)mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (e) above; and
(g)solely with respect to Foreign Subsidiaries, (A) investments of the types and maturities described in clauses (a) through (f) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (B) other short-term investments utilized by non-U.S. Persons in accordance with ordinary course investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (f) above.
ARTICLE 171“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body or other entity.
ARTICLE 172“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan, but not a Multiemployer Plan), maintained for employees of any member of the ERISA Group or any such Plan to which any member of the ERISA Group is required to contribute on behalf of any of its employees.
“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
ARTICLE 173
ARTICLE 174“PNC” means PNC Bank, National Association, its successors and assigns.
ARTICLE 175“Potential Default” means any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
ARTICLE 176“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
ARTICLE 177“Principal Office” means the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
ARTICLE 178“Pro Forma Basis” and “Pro Forma Effect” means, (i) with respect to any Person, business, property or asset acquired in a Permitted Acquisition, the inclusion as “Consolidated EBITDA” of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset as if such Acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP, (ii) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDA” of the EBITDA (i.e. net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP and (iii) with respect to any Indebtedness incurred or Investment made, that such Indebtedness had been incurred or such Investment had been made (and all Indebtedness in connection with such Investment had been incurred), as applicable, on the first day of the applicable period.
ARTICLE 179“Prometheus Energetics Joint Venture” means that certain Joint Venture named Prometheus Energetics, LLC, between Borrower’s Subsidiary Kratos Defense &

Rocket Support Services, Inc. (49.9% Joint Venture member) and Rafael USA Inc. (50.1% Joint Venture member).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
ARTICLE 180“Public Lender” means as is specified in Section 8.2 [Certificates; Notices; Additional Information].
ARTICLE 181“Ratable Share” means:
ARTICLE 182(a)    with respect to a Lender’s obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations, participate in Swingline Loans, and receive payments, interest, and fees related thereto, the proportion that such Lender’s Revolving Credit Commitment bears to the Revolving Credit Commitments of all of the Lenders, provided that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments;
ARTICLE 183(b)    with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided, however that, if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments, but subject to Section 2.9 [Defaulting Lenders].
ARTICLE 184“Real Estate” shall mean all real property owned by the Borrower and its Subsidiaries.
ARTICLE 185“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.
ARTICLE 186“Reimbursement Obligation” means as is specified in Section 2.8(c) [Disbursements, Reimbursement].
ARTICLE 187“Related Parties” means, with respect to any Person, such Person’s Affiliates and the managers, members, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives of such Person and of such Person’s Affiliates.
ARTICLE 188“Relief Proceeding” means any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.
ARTICLE 189“Removal Effective Date” means as is specified in Section 11.6(b) [Resignation of Administrative Agent].
ARTICLE 190“Reportable Compliance Event” means that: (a)(i) the Borrower is proposed for suspension or debarment under or in relation to any Government Contract, (ii) the Borrower makes a mandatory disclosure as required by Federal Acquisition Regulation Subpart 3.1003 or Federal Acquisition Regulation clause 52.203-13, Contractor Code of Business Ethics and Conduct, (iii) the Borrower, in connection with the award, performance, or closeout of a Government Contract, makes a voluntary disclosure to an Official Body or a higher-tier Official Body regarding or relating credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act, 31 U.S.C. §§ 3729–3733, or (iv) any Covered Entity is a target of any investigation by an Official Body arising from or relating to a violation of the civil False Claims Act, 31 U.S.C. §§ 3729–3733; (b) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Administrative Agent, the Collateral Agent, any lead arranger, the Issuing Lender, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law or International Trade Law or become a Sanctioned Person, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to directly or indirectly fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (d) any pledged Collateral qualifies as Blocked Property; or (e) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the Anti-Corruption Law or International Trade Law-specific representations and covenants herein.
ARTICLE 191“Required Lenders” means:
ARTICLE 192 (a) If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
ARTICLE 193 (b) If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender); provided, that, at any time when there are more than two (2) non-affiliated Lenders that are not Defaulting Lenders, Required Lenders must at all times include at least two (2) non-affiliated Lenders that are not Defaulting Lenders.

ARTICLE 194“Required Share” means as is specified in Section 5.11 [Settlement Date Procedures].
ARTICLE 195“Requirement of Law” for any Person shall mean (a) the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and (b) any law, treaty, rule or regulation, or determination of an Official Body, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
ARTICLE 196“Resignation Effective Date” means as is specified in Section 11.6(a) [Resignation of Administrative Agent].
ARTICLE 197“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
ARTICLE 198“Restricted Payment” means, for any Person, any dividend or distribution on any class of its Equity Interests, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Equity Interests, any Indebtedness subordinated to the Obligations or any Guaranty thereof or any options, warrants or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.
ARTICLE 199“Revolving Credit Commitment” means, as to any Lender at any time, the amount initially specified opposite its name on Schedule 1.1(A) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified, and “Revolving Credit Commitments” means the aggregate Revolving Credit Commitments of all of the Lenders.
ARTICLE 200“Revolving Credit Facility” means the revolving loan facility provided pursuant to Article 2.
ARTICLE 201“Revolving Credit Loans” means, collectively, and “Revolving Credit Loan” means, separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments] or Section 2.8(c) [Disbursements, Reimbursement].
ARTICLE 202“Revolving Facility Usage” means at any time the sum of the outstanding Revolving Credit Loans, the outstanding Swingline Loans, and the Letter of Credit Obligations.
ARTICLE 203“Sale/Leaseback Transaction” shall have the meaning set forth in Section 9.9 [Sale and Leaseback Transactions].

ARTICLE 204“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of any Sanctions, including the Crimea, “Donetsk People’s Republic,” and “Luhansk People’s Republic” regions of Ukraine, Cuba, Iran, North Korea and Syria.
ARTICLE 205“Sanctioned Person” means any Person that is the subject of Sanctions, including any Person that is (a) located or operating in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.
ARTICLE 206“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.
ARTICLE 207“SEC Material Contract” means as is specified in the definition of “Material Contract.”
ARTICLE 208“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5 [Delegation of Duties], and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
ARTICLE 209“Settlement Date” means the applicable Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].
ARTICLE 210“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
ARTICLE 211“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).
ARTICLE 212“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
ARTICLE 213“Standard & Poor’s” means S&P Global Ratings Services, a division of S&P Global, Inc.
ARTICLE 214“Subsidiary” means, for any Person at any time, any corporation, trust, partnership, limited liability company or other business entity (a) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors, trustees or managers (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (b)  which is Controlled or capable of being Controlled by such Person or one or more of such Person’s Subsidiaries. For the avoidance of doubt, the Prometheus Energetics Joint Venture shall not be deemed to be a Subsidiary of the Borrower or any of its Subsidiaries.
ARTICLE 215“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
ARTICLE 216“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge.
ARTICLE 217“Swingline Loan Commitment” means PNC’s commitment to make Swingline Loans to the Borrower pursuant to Section 2.1(b) [Swingline Loan Commitment] hereof in an aggregate principal amount up to $35,000,000.
ARTICLE 218“Swingline Loan Lender” means PNC, in its capacity as a lender of Swingline Loans.
ARTICLE 219“Swingline Loan Note” means the Swingline Loan Note of the Borrower in the form of Exhibit D evidencing the Swingline Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
ARTICLE 220“Swingline Loan Request” means a request for Swingline Loans made in accordance with Section 2.5(b) [Swingline Loan Requests] hereof.
ARTICLE 221“Swingline Loans” means, collectively, and Swingline Loan means, separately, all Swingline Loans or any Swingline Loan made by the Swingline Loan Lender to the Borrower pursuant to Section 2.1(b) [Swingline Loan Commitment] hereof.

ARTICLE 222“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
ARTICLE 223“Synthetic Lease Obligation” means, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
ARTICLE 224“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
ARTICLE 225“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
ARTICLE 226“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Eastern time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of the first day of each Interest Period.
ARTICLE 227“Term SOFR Rate Loan” means a Loan that bears interest based on the Term SOFR Rate.
ARTICLE 228“Term SOFR Rate Option” means the option of the Borrower to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) [Revolving Credit Term SOFR Rate Option].

ARTICLE 229“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Threshold Amount” means $7,000,000.
ARTICLE 230“Total Net Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Funded Debt as of such date minus the aggregate amount, as of such date, of the unrestricted cash and Permitted Investments of the Loan Parties held in domestic deposit or securities accounts with the Administrative Agent or any Lender to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements have been (or are required to have been) delivered under this Agreement.
ARTICLE 231“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
ARTICLE 232“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
ARTICLE 233“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
ARTICLE 234“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
ARTICLE 235“U.S. Borrower” means any Borrower that is a U.S. Person.
ARTICLE 236“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
ARTICLE 237“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

ARTICLE 238“U.S. Tax Compliance Certificate” means as is specified in Section 5.9(g)(ii)(2)(III) [Status of Lenders].
ARTICLE 239“Withdrawal Liability” shall mean liability of any member of the ERISA Group to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
ARTICLE 240“Withholding Agent” means any Loan Party and the Administrative Agent.
ARTICLE 241“Write-down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
241.1Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole, and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (c) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (d) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (e) reference to any Person includes such Person’s successors and assigns; (f) reference to this Agreement or any other Loan Document, means this Agreement or such other Loan Document, together with the schedules and exhibits hereto or thereto, as amended, modified, replaced, substituted for, superseded or restated from time to time (subject to any restrictions thereon specified in this Agreement or the other applicable Loan Document); (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; (j) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (k) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (l) unless otherwise specified, all references herein to times of day shall constitute references to Eastern Time.
241.2Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the Closing Date applied on a basis consistent with those used in preparing the financial statements referred to in Section 6.4 [Financial Statements]. Notwithstanding the foregoing, if at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything herein to the contrary, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein (including the determination of Indebtedness and Consolidated Interest Expense) shall be made, without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases), International Financial Reporting Standards 16 (Leases), (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use any real or personal property or a combination thereof) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.
241.3Benchmark Replacement Notification; Rates. Section 4.4(d) [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower or any other Person. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE 242
REVOLVING CREDIT AND SWINGLINE LOAN FACILITIES
242.1Revolving Credit Commitments.

(a)Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the Closing Date and on or prior to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations and (ii) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1. Revolving Credit Loans may be Base Rate Loans or Term SOFR Rate Loans, as further provided herein.
(b)Swingline Loan Commitment. Subject to the terms and conditions hereof and relying upon the representations and warranties herein specified and the agreements of the other Lenders specified in Section 2.6 [Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans] with respect to Swingline Loans, PNC may, at its option, cancelable at any time for any reason whatsoever, make Swingline Loans (the “Swingline Loans”) to the Borrower at any time or from time to time after the Closing Date to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swingline Loan Commitment; provided that after giving effect to such Swingline Loan (i) the aggregate amount of any Lender’s Revolving Credit Loans plus such Lender’s Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations shall not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1(b). Swingline Loans shall be Daily SOFR Loans, as further provided herein.
242.2Nature of Lenders’ Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to fund each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swingline Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
242.3Commitment Fees. Accruing for each day from the Closing Date until the Expiration Date (and without regard to whether the conditions to making Revolving Credit Loans are then met), the Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Margin for Commitment Fee for such day (computed on the basis of a year of 360 days and actual days elapsed) multiplied by the difference for such day between the amount of (a) the Revolving Credit Commitments minus (b) the Revolving Facility Usage (provided, however, that solely in connection with determining the share of each Lender in the Commitment Fee, the Revolving Facility Usage with respect to the portion of the Commitment Fee allocated to PNC shall include the full amount of the outstanding Swingline Loans, and with respect to the portion of the Commitment Fee allocated by the Administrative Agent to all of the Lenders other than PNC, such portion of the Commitment Fee shall be calculated (according to each such Lender’s Ratable Share) as if the Revolving Facility Usage excludes the outstanding Swingline Loans)); provided that no Defaulting Lender shall be entitled to receive any

Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender). Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.
242.4Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders and; provided, further, that in the event the Revolving Credit Commitments are reduced to an aggregate amount less than the Letter of Credit Sublimit or the Swingline Loan Commitment then in effect, the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, shall be reduced by an amount such that none of the Letter of Credit Sublimit and the Swingline Loan Commitment, as applicable, exceed the Revolving Credit Commitments. Any such reduction shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.4 shall be irrevocable.
242.5Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests.
(a)Revolving Credit Loan Requests; Loan Conversions and Renewals. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Loans, by delivering to the Administrative Agent, not later than 10:00 a.m. Eastern Time,
(i)the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies, or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, and
(ii)three (3) Business Days prior to the proposed Borrowing Date with respect to (a) the making of Revolving Credit Loans to which the Term SOFR Rate Option applies or (b) the conversion to or the renewal of the Term SOFR Rate Option for any Loans;
(iii)in each case, a duly completed request therefor substantially in the form of Exhibit G or a request by telephone immediately confirmed in writing by letter or electronic mail in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify the Interest Rate Option and the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in (x) not be less than $1,000,000 or a larger multiple of $100,000 for each Borrowing Tranche under the Term SOFR Rate Option, and (y) not be less than $1,000,000 or a larger multiple of $100,000 for each

Borrowing Tranche under the Base Rate Option. In the case of the renewal of a Term SOFR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
(b)Swingline Loan Requests. Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Swingline Loan Lender to make Swingline Loans by delivery to the Swingline Loan Lender not later than 12:00 noon on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit H hereto or a request by telephone immediately confirmed in writing by letter or electronic mail (each, a “Swingline Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swingline Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swingline Loan, which shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Loan Lender and the Borrower.
242.6Making Revolving Credit Loans and Swingline Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swingline Loans.
(a)Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests], notify the applicable Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit its apportioned share (as provided to it by the Administrative Agent) of the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. Eastern Time, on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.6(b) [Presumptions by the Administrative Agent].
(b)Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)Making Swingline Loans. So long as PNC elects to make Swingline Loans, PNC shall, after receipt by it of a Swingline Loan Request pursuant to Section 2.5(b) [Swingline Loan Requests], fund such Swingline Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 4:00 p.m. Eastern Time on the Borrowing Date. A Swingline Loan Note shall, if required by PNC, evidence the Swingline Loans.
(d)Repayment of Revolving Credit Loans. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans, together with all outstanding interest thereon, on the Expiration Date.
(e)Borrowings to Repay Swingline Loans.
(i)Upon the making of a Swingline Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a settlement has been requested with respect to such Swingline Loan), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from PNC, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Ratable Share. PNC may, at its option, exercisable at any time for any reason whatsoever, demand repayment of any or all of the outstanding Swingline Loans, and each Lender shall immediately either (A) make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swingline Loans with respect to which repayment is demanded, plus, if PNC so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations and minus its Ratable Share of any Swingline Loans not so being repaid or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to the Borrower, fund such Swingline Loan participations by paying to PNC such Lender’s Ratable Share of the outstanding Swingline Loans. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Daily SOFR Option and shall be deemed to have been properly requested in accordance with Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals] without regard to any of the requirements of that provision. PNC shall provide notice to the Lenders (which may be telephonic or written notice by letter or electronic mail) that such Revolving Credit Loans are to be made under this Section 2.6(e) and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5(a) [Revolving Credit Loan Requests; Conversions and Renewals] or in Section 7.2 [Each Loan or Letter of Credit] are then satisfied) by the time PNC so requests, which shall not be earlier than 3:00 p.m. Eastern Time on the Business Day next after the date the Lenders receive such notice from PNC.
(ii)If any Lender fails to make available to the Administrative Agent for the account of PNC (as the Swingline Loan Lender) any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(e) by the time specified in Section 2.6(e)(i), the Swingline Loan Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Loan Lender at a rate per annum equal to the greater of the Effective Federal Funds Rate and a rate determined by the

Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Loan Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan with respect to such prepayment. A certificate of the Swingline Loan Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.
(f)Swingline Loans Under Cash Management Agreements. In addition to making Swingline Loans pursuant to the foregoing provisions of Section 2.6(c) [Making Swingline Loans], without the requirement for a specific request from the Borrower pursuant to Section 2.5(b) [Swingline Loan Requests], PNC as the Swingline Loan Lender may make Swingline Loans to the Borrower in accordance with the provisions of the agreements between the Borrower and such Swingline Loan Lender relating to the Borrower’s deposit, sweep and other accounts at such Swingline Loan Lender and related arrangements and agreements regarding the management and investment of the Borrower’s cash assets as in effect from time to time (the “Cash Management Agreements”) to the extent of the daily aggregate net negative balance in the Borrower’s accounts which are subject to the provisions of the Cash Management Agreements. Swingline Loans made pursuant to this Section 2.6(f) in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount specified in Section 2.1(b) [Swingline Loan Commitment], (ii) not be subject to the limitations as to individual amount specified in Section 2.5(b) [Swingline Loan Requests], (iii) be payable by the Borrower, both as to principal and interest, at the rates and times specified in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swingline Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrower in accordance with the provisions of the Cash Management Agreements, be subject to each Lender’s obligation pursuant to Section 2.6(e) [Borrowings to Repay Swingline Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article 2.
242.7Notes. The obligations of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swingline Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note payable to such Lender in a face amount equal to the Revolving Credit Commitment or Swingline Loan Commitment, as applicable, of such Lender.
242.8Letter of Credit Subfacility.
(a)Issuance of Letters of Credit. The Borrower or any other Loan Party may at any time prior to the Expiration Date request the issuance of a letter of credit (each, a “Letter of Credit”) for its own account or the account of another Loan Party or any Subsidiary or the amendment or extension of an existing Letter of Credit, by delivering or transmitting electronically, or having such other Loan Party deliver or transmit electronically to the Issuing Lender (with a copy to the Administrative Agent) a completed application for letter of credit, or request for such amendment or extension, as applicable, in such form as the Issuing Lender may specify from time to time reasonably in advance of the proposed date of issuance, amendment or extension. Each Letter of Credit shall be a standby letter of credit (and may not be a commercial letter of credit). The Borrower or any Loan Party shall authorize and direct the Issuing Lender to name the Borrower or any Loan Party or any Subsidiary as the “Applicant” or “Account Party” of each Letter of Credit. Promptly after receipt of any letter of credit application, the Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, the Issuing Lender will provide the Administrative Agent with a copy thereof.

(b)As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder; provided, however, that notwithstanding anything herein to the contrary, Truist Bank as Issuing Lender shall have no obligation to agree to any extension or amendment of the Existing Letters of Credit.
(i)Unless the Issuing Lender has received notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders specified in this Section 2.8, the Issuing Lender or any of the Issuing Lender’s Affiliates will issue the proposed Letter of Credit or agree to such amendment or extension; provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in the following clause (B)), and (B) in no event expire later than five (5) Business Days before the Expiration Date and; provided, further, that in no event shall (1) the Letter of Credit Obligations exceed, at any one time, $50,000,000 (the “Letter of Credit Sublimit”) or (2) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. Each request by the Borrower for the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrower that it shall be in compliance with the preceding sentence and with Article 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the request of the Administrative Agent, (x) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (y) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations in an amount equal to 103% of such Letter of Credit Obligations as of such date. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.
(ii)Notwithstanding Section 2.8(a)(i), the Issuing Lender shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Official Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Official Body with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or any such order, judgment or decree, or Law request or directive, shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally or (C) any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure]) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(iii)Unless otherwise agreed by an Issuing Lender when a Letter of Credit is issued or amended (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall be stated therein to apply to each standby letter of credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Laws or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.
(c)Letter of Credit Fees. The Borrower shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate multiplied by the daily amount available to be drawn under each Letter of Credit (it being understood and agreed that in no event shall the fee under this subsection (i) in respect of any Letter of Credit be less than the Administrative Agent’s minimum fee in effect from time to time), and (ii) to the Issuing Lender for its own account a fronting fee equal to 0.125% per annum on the daily amount available to be drawn under each Letter of Credit. All Letter of Credit Fees and fronting fees shall be computed on the basis of a year of 360 days and actual days elapsed and shall be payable quarterly in arrears on the first Business Day of each Fiscal Quarter. The Borrower shall also pay to the Issuing Lender for the Issuing Lender’s sole account the Issuing Lender’s then-in-effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), renewal or extension, presentment, negotiation, cancellation, and administration of Letters of Credit.
(d)Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
(i)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Lender will promptly notify the Borrower and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse the Issuing Lender shall sometimes be referred to as a “Reimbursement Obligation”) the Issuing Lender prior to 12:00 noon on each date that an amount is paid by the Issuing Lender under any Letter of Credit (each such date, a “Drawing Date”) by paying to the Administrative Agent for the account of the Issuing Lender an amount equal to the amount so paid by the Issuing Lender. In the event the Borrower fails to reimburse the Issuing Lender (through the

Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 noon on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions specified in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8(c)(i) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Lender shall upon any notice pursuant to Section 2.8(c)(i) make available to the Administrative Agent for the account of the Issuing Lender an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.8(c) [Disbursements; Reimbursement]) each be deemed to have (A) made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount, or (B) during the continuance of an Insolvency Proceeding or Relief Proceeding with respect to the Borrower, funded its Ratable Share of the Reimbursement Obligations arising by reason of such drawing. If any Lender so notified fails to make available to the Administrative Agent for the account of the Issuing Lender the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m. Eastern Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Administrative Agent and the Issuing Lender will promptly give notice (as described in Section 2.8(c)(i) above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or the Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.8(c)(ii).
(iii)With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.8(c)(i), because of the Borrower’s failure to satisfy the conditions specified in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Lender a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.8(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each, a “Participation Advance”) from such Lender in satisfaction of its participation obligation under this Section 2.8(c).
(e)Repayment of Participation Advances.
(i)Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Lender of immediately available funds from the Borrower (A) in reimbursement of any payment made by the Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (B) in payment of interest on such a payment made by the Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of the Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender’s Ratable Share of such funds, except the Administrative Agent shall retain for the account of the Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
(ii)If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of the Issuing Lender pursuant to this Section in reimbursement of a payment made under any Letter of Credit or interest or fees thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of the Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Effective Federal Funds Rate in effect from time to time.
(f)Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender’s application and agreement for letters of credit and the Issuing Lender’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
(g)Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
(h)Nature of Participation and Reimbursement Obligations. Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8(c) [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse the Issuing Lender upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender or any of its Affiliates, the Borrower or any other Person for any reason whatsoever, or which any Loan Party may have against the Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;
(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions specified in Sections 2.1 [Revolving Credit Commitments], 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests], 2.6 [Making Revolving Credit Loans and Swingline Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise specified in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8(c) [Disbursements, Reimbursement];
(iii)any lack of validity or enforceability of any Letter of Credit;
(iv)any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross claim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if the Issuing Lender or any of its Affiliates has been notified thereof;
(vi)payment by the Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)any failure by the Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Lender has received written notice from such Loan Party of such failure within three (3) Business Days after the Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x)any breach of this Agreement or any other Loan Document by any party thereto;
(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;
(xii)the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii)the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
(i)Liability for Acts and Omissions. As between any Loan Party and the Issuing Lender, or the Issuing Lender’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lender from liability for the Issuing Lender’s gross negligence, intentional breach, or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. Notwithstanding the foregoing, except in the case of actual fraud, in no event shall the Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
ARTICLE 243Without limiting the generality of the foregoing, the Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the Laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Lender or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each, an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
ARTICLE 244In furtherance and extension and not in limitation of the specific provisions specified above, any action taken or omitted by the Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Lender or its Affiliates under any resulting liability to the Borrower or any Lender.
(a)Issuing Lender Reporting Requirements. Each Issuing Lender shall, on the first Business Day of each month, provide to Administrative Agent and Borrower a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), and the expiration date of any Letter of Credit outstanding at any time during the preceding month, and any other information relating to such Letter of Credit that the Administrative Agent may request.
(b)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Borrower, the Borrower agrees that (i) such Subsidiary shall have no rights against the Issuing Lender, the Administrative Agent or any Lender, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrower shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the Issuing Lender, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.
244.1Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 10 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.12 [Cash Collateral]; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.12 [Cash Collateral]; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swingline Loan Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Loan Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.9(a)(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(1)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.12 [Cash Collateral].
(3)With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.12 [Acknowledgement and Consent to Bail-In of Affected Financial Institutions], no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 5.12 [Cash Collateral].
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure], whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Loan Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
244.2[Reserved].
244.3Incremental Loans.
At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of:
(a)one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” or the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” or the “Incremental Loans”); provided that (i) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of incurrence thereof) exceed (A) the greater of (x) $135,000,000 and (y) 100% of Consolidated EBITDA, plus (B) an amount (not less than $0) equal to the amount of additional Indebtedness that would cause the Total Net Leverage Ratio as of the most recently ended Measurement Period prior to the incurrence of such additional Indebtedness, calculated on a Pro Forma Basis after giving effect to the incurrence of such additional Indebtedness (assuming any Incremental Revolving Credit Commitment is fully-drawn), not to exceed 3.25 to 1.00 (provided that such amount in this clause (B) may be in the form of Incremental Equivalent Debt, as permitted under Section 9.1(m)) (provided that, in each case, any amount of Incremental Loans funded pursuant to the terms of this Agreement shall reduce the total aggregate principal amount for all Incremental Equivalent Debt permitted to be incurred hereunder on a dollar-for-dollar basis) and (ii) the total aggregate principal amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than twenty (20) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower shall first invite existing Lenders and may then invite any Affiliate of any Lender and/or any Approved Fund and/or any other Person reasonably satisfactory to the Administrative Agent to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”); provided that both the Swingline Loan Lender and the Issuing Lender shall consent to each Incremental Lender providing any portion of an Incremental Revolving Credit Commitment. Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:
(i)no Potential Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;
(ii)the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants specified in Section 9.16 [Total Net Leverage Ratio] and Section 9.17 [Interest Coverage Ratio], based on the financial statements most recently delivered pursuant to Section 8.1(a) [Annual Financial Statements] or Section 8.1(b) [Quarterly

Financial Statements], as applicable, both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully drawn) and (z) any Permitted Acquisition consummated in connection therewith;
(iii)each of the representations and warranties contained in Article 6 shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);
(iv)the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);
(v)Any proposed Incremental Lender shall join this Agreement as a Lender pursuant to a Lender Joinder Agreement;
(vi)each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured and guaranteed with the other Obligations on a pari passu basis;
(1)in the case of each Incremental Revolving Credit Increase:
(I)such Incremental Revolving Credit Increase shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility;
(II)any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and (unless otherwise agreed by the applicable Incremental Lenders; provided that no such agreement shall allow the Revolving Credit Commitments with respect to the Incremental Revolving Credit Increase to be terminated prior to termination of the existing Revolving Credit Commitments) each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and
(III)the outstanding Revolving Credit Loans and Ratable Shares of Swingline Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares, and the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required.
(2)Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.11, without the consent of any other Lenders; and
(3)the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Loans and/or Incremental Loan Commitments) reasonably requested by Administrative Agent in connection with any such transaction.
(b)The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.
(c)On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender under the Revolving Credit Facility hereunder with respect to such Incremental Revolving Credit Commitment.
ARTICLE 245
[RESERVED]
ARTICLE 246
INTEREST RATES
246.1Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Term SOFR Rate Option or Daily SOFR Option specified below applicable to the Revolving Credit Loans or the Swingline Loans, respectively, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than five (5) Borrowing Tranches of Revolving Credit Loans; provided, further, that if an Event of Default or Potential Default exists and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then for so long as such Event of Default or Potential Default is continuing, (i) no outstanding Borrowing Tranche may be converted to, or continued as, a Term SOFR Rate Loan or Daily SOFR Loan and (ii) Required Lenders may demand that (x) each Daily SOFR Loan be automatically converted to a Base Rate Loan immediately and (y) each Term SOFR Rate Loan be automatically converted to a Base Rate Loan immediately, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 [Indemnity] in connection with any such conversion, or at the end of the applicable Interest Period. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate. The applicable Base Rate or Term SOFR Rate or Daily SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(a)Revolving Credit Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i)Revolving Credit Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(ii)Revolving Credit Term SOFR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin.
(b)Swingline Loan Interest Rate. The Swingline Loans shall accrue interest at a fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to Daily SOFR plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in Daily SOFR.
(c)Rate Quotations. The Borrower may contact the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
246.2Conforming Changes Relating to the Term SOFR Rate and Daily SOFR. With respect to the Term SOFR Rate and Daily SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
246.3Interest After Default. To the extent permitted by Law, automatically if an Event of Default under Sections 10.1(a), 10.1(b), 10.1(h) or 10.1(i) [Events of Default] has occurred and is continuing, and at the option of the Administrative Agent or the Required Lenders if any other Event of Default has occurred and is continuing:
(a)Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8(b) [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.00% per annum;
(b)Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable to Revolving Credit Loans under the Base Rate Option plus an additional 2.00% per annum from the time such Obligation becomes due and payable until the time such Obligation is paid in full; and
(c)Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

246.4Rate Unascertainable; Increased Costs; Illegality; Benchmark Replacement Setting.
(a)Unascertainable; Increased Costs. If at any time:
(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that Term SOFR Rate or Daily SOFR, as applicable cannot be determined pursuant to the definition thereof; or
(ii)the Required Lenders have determined that for any reason in connection with any request for a Term SOFR Rate Loan or a Daily SOFR Loan or conversion thereto or continuation thereof that the Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan during the applicable Interest Period or Daily SOFR does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan, as applicable, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].
(b)Illegality.  If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Term SOFR Rate Loan or Daily SOFR Loan, or the determination or charging of interest rates based on the Term SOFR Rate or Daily SOFR, has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 4.4(c) [Administrative Agent’s and Lender’s Rights].
(c)Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 4.4(a) [Unascertainable; Increased Costs] above, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4(b) [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to, renew or continue a Term SOFR Rate Loan or Daily SOFR Loan, as applicable, shall be suspended (to the extent of the affected Term SOFR Rate Loan or Interest Periods or Daily SOFR Loan) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. Upon a determination by Administrative Agent under Section 4.4(a) [Unascertainable; Increased Costs], (i) if the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a Term SOFR Rate Option or Daily SOFR Option and the Term SOFR Rate Option or Daily SOFR Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of a Base Rate Loan, (ii) any outstanding affected Daily SOFR Loans will be deemed to have been converted into Base Rate Loans immediately, and (iii) any outstanding affected Term SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. If any

Lender notifies the Administrative Agent of a determination under Section 4.4(b) [Illegality], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which a Term SOFR Rate Option or Daily SOFR Option applies, on the date specified in such notice either convert such Loan to a Base Rate Loan otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.2 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to a Base Rate Loan upon such specified date.
(d)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Eastern time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to such Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)Definitions. As used in this Section:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

“Benchmark” means, initially, SOFR and the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

    “Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)Daily Simple SOFR;
(2)the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;
provided that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided, further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.
    “Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(3)(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such

Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(4)(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
(5)For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
    “Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(6)(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(7)(2)    a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(8)(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
(9)For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.4(d) titled “Benchmark Replacement Setting.”

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or Daily SOFR, as applicable, or, if no floor is specified, zero.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

246.5 Selection of Interest Rate Options. If Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Term SOFR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with Section 2.5 [Revolving Credit Loan Requests; Loan Conversions and Renewals; Swingline Loan Requests], the Borrower shall be deemed to have converted such Borrowing Tranche to the

Base Rate Option, as applicable to Revolving Credit Loans, commencing upon the last day of the existing Interest Period. If the Borrower provides any Loan Request related to a Loan at the Term SOFR Rate Option but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option.
ARTICLE 247
PAYMENTS; TAXES; YIELD MAINTENANCE
247.1Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent’s Fee or other fees or amounts due from the hereunder shall be payable prior to 11:00 a.m. Eastern Time on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of the Swingline Loan Lender with respect to the Swingline Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. Eastern Time by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Effective Federal Funds Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement.
247.2Voluntary Prepayments.
(a)Right to Prepay. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.13 [Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern Time at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Base Rate Option and at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Term SOFR Rate Option or Daily SOFR Option, or no later than 1:00 p.m. Eastern Time on the date of prepayment of Swingline Loans, setting forth the following information:
(i)the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(ii)a statement indicating the application of the prepayment between the Revolving Credit Loans and Swingline Loans;
(iii)a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the Term SOFR Rate Option applies and Loans to which the Daily SOFR Option applies; and
(iv)the total principal amount of such prepayment, which shall not be less than the lesser of (A) the Revolving Facility Usage or (B) $1,000,000 for any Swingline Loan or $1,000,000 for any Revolving Credit Loan.

ARTICLE 248All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4(c) [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Base Rate Loans, then to Daily SOFR Loans, then to Term SOFR Rate Loans. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity].
248.1Mandatory Prepayments.
(a)Revolving Facility Usage. If the Administrative Agent notifies the Borrower at any time that the aggregate Revolving Facility Usage exceeds the aggregate Revolving Credit Commitment then, within two (2) Business Days after receipt of such notice, the Borrower shall prepay the Loans or Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such amount as of such date of payment to an amount not to exceed the aggregate Revolving Credit Commitment.
(b)Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.3 shall be applied first to Base Rate Loans, then to Term SOFR Rate Loans. In accordance with Section 5.10 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term SOFR Rate Option on any day other than the last day of the applicable Interest Period.
248.2Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees and Letter of Credit Fees (but excluding the Administrative Agent’s Fee and the Issuing Lender’s fronting fee) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Sections 4.4(c) [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Rate Unascertainable; Etc.], 5.13 [Replacement of a Lender] or 5.8 [Increased Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees and Letter of Credit Fees, as specified in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swingline Loans shall be made by or to the Swingline Loan Lender according to Section 2.6.(e) [Borrowings to Repay Swingline Loans].
248.3Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien or other any right, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)the provisions of this Section 5.5 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant.
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
248.4Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (x) in the case of Loans to which the Base Rate Option applies, prior to 12:00 noon (Eastern time) on the proposed Borrowing Date of such Borrowing Tranche of Loans and (y) otherwise, prior to the proposed date of any Borrowing Tranche of Loans that such Lender will not make available to the Administrative Agent such Lender’s Ratable Share, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.6(a) [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing Tranche of Loans available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans under the Base Rate Option. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing Tranche of Loans to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing Tranche of Loans. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Effective Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

248.5Interest Payment Dates. on Loans to which the Base Rate Option or Daily SOFR Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the Term SOFR Rate Option applies shall be due and payable on the last day of each Interest Period and, if such Interest Period is longer than three (3) months, also at the end of each three month period during such Interest Period. Interest on mandatory prepayments of principal under Section 5.3 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.
248.6Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender, any Issuing Lender or the relevant market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, the Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on SOFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such SOFR-based interest rate to add (or otherwise account for) such reserve percentage.
(b)Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
248.7Taxes.
(a)Issuing Lender. For purposes of this Section 5.9, the term “Lender” includes the Issuing Lender and the term “applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.8(a) [Successors and Assigns Generally] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation specified in Section 5.9.(g)(ii)(1), (ii)(2) and (ii)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(1)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(2)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed originals of IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN if applicable); or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN if applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(3)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(4)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 (including by the payment of additional amounts pursuant to this Section 5.9), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9(h) (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9(h)), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 5.9 shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
248.8Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(a)payment, prepayment, conversion or renewal of any Loan to which a Term SOFR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not any such payment or prepayment is mandatory, voluntary or automatic and whether or not any such payment or prepayment is then due); or
(b)attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests; Conversions and Renewals; Swingline Loan Requests] or notice relating to prepayments under Section 5.2 [Voluntary Prepayments] or failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrower, or
(c)any assignment of a Loan under the Term SOFR Rate Option on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 5.13 [Replacement of a Lender].
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall specify in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
248.9Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrower may borrow, repay and reborrow Swingline Loans and the Swingline Loan Lender may make Swingline Loans as provided in Section 2.1(b) [Swingline Loan Commitments] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swingline Loans (each, a “Required Share”). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent

shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on any mandatory prepayment date as provided for herein and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1(b) [Swingline Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender’s Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrower to the Administrative Agent with respect to the Revolving Credit Loans.
248.10Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.9(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.12 or Section 2.9 [Defaulting Lender] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.12 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.9 [Defaulting Lenders] the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.12(a) above.
248.11Replacement of a Lender. If any Lender requests compensation under Section 5.8 [Increased Costs], or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to

Section 5.9 [Taxes] and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.14 [Designation of a Different Lending Office], or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8 [Successors and Assigns]), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.8 [Increased Cost] or Section 5.9 [Taxes]) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.8 [Successors and Assigns];
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 5.8 [Increased Costs] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Law; and
(e)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(f)A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
248.12Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or the Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
ARTICLE 249
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent, each Lender and each Issuing Lender as follows:

249.1Existence; Power. The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
249.2Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such other Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
249.3Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (i)(a) do not require any consent or approval of, registration or filing with, or any action by, any Official Body, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Loan Documents, and (b) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Official Body, in each case except such as could not reasonably be expected to result in a Material Adverse Effect; (ii) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder, in each case which would reasonably be likely to result in a Material Adverse Change, or to require any payment to be made by the Borrower or any of its Subsidiaries in an amount of $5,000,000 or more, and (iii) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
249.4Financial Statements. Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 29, 2024, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by Deloitte LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of each Fiscal Quarter ended March 30, 2025, June 29, 2025, and September 28, 2025, and the related unaudited consolidated statements of income and cash flows for such Fiscal Quarter and year-to-date period then ended, certified by an Authorized Officer. Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. Since December 29, 2024, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
249.5Litigation and Environmental Matters.
(a)No litigation, investigation or proceeding of or before any arbitrators or Official Body is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
(b)Except for the matters set forth on Schedule 6.5, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain,

maintain or comply with any permit, license or other approval required under any Environmental Law, in each case, except for such failures that are not expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
249.6Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all material Laws and all judgments, decrees and orders of any Official Body and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
249.7Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Official Body in connection therewith.
249.8Taxes. The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Official Body, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
249.9Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
249.10ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). Except as would not reasonably be expected to result in a Material Adverse Effect, no non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. No member of the ERISA Group is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect. Each member of the ERISA Group has made, or established reserves for, all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. No member of the ERISA Group has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities. No Loan Party holds or will hold “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.
249.11Ownership of Property; Insurance.
(a)Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 6.4 [Financial Statements] or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.
(b)Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.
(c)The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
(d)As of the Closing Date, neither the Borrower nor any of its Subsidiaries owns any Real Estate, except as disclosed in the Perfection Certificate.
249.12Disclosure.
(a)The Borrower has disclosed to the Administrative Agent, the Lenders and the Issuing Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent, any Lender or any Issuing Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
(b)As of (i) the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 7.1(a)(xvi) [Initial Loans and Letters of Credit] is true and correct in all respects and (ii) as of the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 8.18 [Additional Beneficial Ownership Certifications] is true and correct in all respects.
249.13Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Official Body. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
249.14Subsidiaries. Schedule 6.14 sets forth the name of, the ownership interest of the applicable Loan Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and the other Loan Parties and identifies each Subsidiary that is a Guarantor, in each case as of the Closing Date.
249.15Solvency. giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, each Loan Party is Solvent.
249.16Deposit and Disbursement Accounts. Schedule 6.16 lists all banks and other financial institutions at which any Loan Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.
249.17Collateral Documents.
(a)The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guaranty and Security Agreement, the Liens created under the Guaranty and Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 9.2 [Liens]. When the certificates evidencing all Equity Interests pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent, together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Equity Interests shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
(b)When the filings referred to in paragraph (a) of this Section 6.17 are made and when, if applicable, the IP Security Agreements are filed in the United States Patent and

Trademark Office or United States Copyright Office, as applicable, the Liens created under the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the patents, trademarks and copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person.
249.18Outbound Investment Rules. No Covered Entity or any of their respective subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Covered Entity nor any of their respective subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or the Issuing Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or the Issuing Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
249.19Sanctions and International Trade Laws. No Covered Entity nor any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person. Each Covered Entity and its directors, officers, employees, and to the actual knowledge of the General Counsel or Corporate Vice President of Contracts of the Borrower, any agent or affiliate acting on behalf of such Covered Entity, are and, during the past five (5) years has been, in compliance with applicable International Trade Laws. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges any violation of, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws.
249.20Anti-Corruption Laws. Each Covered Entity, its directors and officers, and any employee, and to the actual knowledge of the General Counsel or Corporate Vice President of Contracts of the Borrower, any agent or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of, Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or to the knowledge of any Loan Party, its agents or affiliates acting on behalf of such Covered Entity, has, during the past five (5) years, received any notice or communication from any Person that alleges any violation of, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Official Body regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.
249.21Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
249.22Material Contracts. As of the Closing Date, Schedule 6.22 sets forth a true, correct and complete list of all Material Contracts (other than SEC Material Contracts) in effect on the Closing Date with a remaining term of twelve (12) months or longer. All such Material Contracts (other than SEC Material Contracts), together with any additional Government

Contracts noticed or for which assignment documents are delivered pursuant to Section 8.16 [Government Contracts], are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 6.22 hereto or in any update or supplement to such Schedule delivered to the Administrative Agent from time to time pursuant to Section 8.2(b)). Except as set forth in Schedule 6.22 (or in any such updates or supplements thereto), no Material Contract (a) contains any provision permitting reduction or set offs of amounts to be paid thereunder, (b) contains any provision restricting assignments of sums due thereunder to the Administrative Agent, or (c) has been assigned to any other Person. Notwithstanding anything herein to the contrary, the Loan Parties shall have no obligation to deliver to the Administrative Agent (including, for the avoidance of doubt, in connection with any update or supplement to Schedule 6.22) copies of any Material Contracts which are SEC Material Contracts that have been filed by the Borrower with the U.S. Securities and Exchange Commission.
249.23Debarment and Suspension. No event has occurred and, to the knowledge of the Borrower, no condition exists that may result in the debarment or suspension of the Borrower or any Subsidiary from contracting with the United States or any of its departments, agencies or instrumentalities, and neither the Borrower nor any Subsidiary has been subject to any such debarment or suspension prior to the date of this Agreement. To the knowledge of the Borrower, no investigation or inquiry by the United States or any of its departments, agencies or instrumentalities involving fraud, deception, or willful misconduct has been commenced in connection with any Government Contract of the Borrower or any Subsidiary or any activities of the Borrower or any Subsidiary.
ARTICLE 250
CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of the Issuing Lender to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
250.1Initial Loans and Letters of Credit.
(a)Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
(i)A certificate of each of the Loan Parties signed by an Authorized Officer, dated the Closing Date stating that (w) the representations and warranties hereunder and under the Loan Documents are accurate, (x) the Loan Parties are in compliance with each of the covenants hereunder and under the Loan Documents, (y) no Material Adverse Effect has occurred since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent (and the Administrative Agent and Required Lenders shall not have otherwise determined) and (z) there is no Potential Default or Event of Default as of closing;
(ii)A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party to validly authorize, duly execute and deliver this Agreement and the other Loan Documents and attaching copies of such resolution or other corporate or organizational action; (B) the names, authority and capacity of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Closing Date, to the extent applicable, certified as of a sufficiently recent date prior to the Closing Date by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to due organization and the continued valid existence, good standing and qualification to engage in its business of each Loan Party in the state of its organization and in each state where conduct of business or ownership or lease of properties or assets requires such qualification;
(iii)This Agreement and each of the other Loan Documents duly executed by the parties thereto;
(iv)Appropriate transfer powers and stock or other certificates evidencing the pledged Collateral;
(v)Written opinion(s) of counsel for the Loan Parties, dated the Closing Date and in form and substance satisfactory to the Administrative Agent;
(vi)Evidence that adequate insurance, required to be maintained under this Agreement is in full force and effect, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee;
(vii)[reserved];
(viii)All material consents, licenses and approvals required for the delivery and performance by any Loan Party of any Loan Document and the enforceability of any Loan Document against such Loan Party, certified by an Authorized Officer that each is in full force and effect and none other is so required or necessary;
(ix)Evidence that all Indebtedness not permitted under Section 9.1 [Indebtedness], including but not limited to the Existing Credit Agreement, shall have been paid in full and that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable, in form and substance reasonably satisfactory to the Administrative Agent);
(x)Lien searches in acceptable scope and with acceptable results;
(xi)an executed landlord’s waiver or other lien waiver agreement from the lessor, warehouse operator or other applicable Person for each leased Collateral location as required under the Guaranty and Security Agreement;
(xii)A certificate of an Authorized Officer of the Borrower as to the Solvency of each of the Loan Parties taken as a whole after giving effect to the transactions contemplated by this Agreement;
(xiii)An executed Letter of Direction, along with a completed Funds Flow;
(xiv)Copies of (x) the consolidated financial statements for the Borrower and its Subsidiaries for each Fiscal Year and Fiscal Quarter ended before the date of this Agreement to the extent required to be delivered pursuant to the Existing Credit Agreement and (y) pro forma financial projections (including a pro forma closing balance sheet, pro forma statements of operations and cash flow) for the Fiscal Years 2026 through 2030, on a quarterly basis for 2026 and on an annual basis thereafter, including assumptions used in preparing the forecast financial statements;

(xv)Completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral and each other document required by this Agreement, any other Loan Document or under Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create, in favor of Administrative Agent, a perfected (to the extent required to be perfected pursuant to the Guaranty and Security Agreement) security interest in or lien upon the Collateral shall have been properly executed by the Loan Party;
(xvi)The Administrative Agent and each Lender shall have received, in form and substance acceptable to the Administrative Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the USA PATRIOT Act; and
(xvii)Such other documents in connection with such transactions as the Administrative Agent or its counsel may reasonably request.
(b)Payment of Fees. The Borrower shall have paid all fees and expenses payable on or before the Closing Date as required by this Agreement, the Administrative Agent’s Letter or any other Loan Document.
Without limiting the generality of the provisions of the last paragraph of Section 11.3 [Exculpatory Provisions], for purposes of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
250.2Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (a) the representations and warranties of the Loan Parties shall then be true and correct in all material respects (unless qualified by materiality or reference to the absence of a Material Adverse Effect, in which event shall be true and correct), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 7.2, the representations and warranties contained in Section 6.4 [Financial Statements] shall be deemed to refer to the most recent statements furnished pursuant to Section 8.1 [Reporting Requirements], (b) no Event of Default or Potential Default shall have occurred and be continuing or would result from such Loan or Letter of Credit or the application of the proceeds thereof, (c) after giving effect to the making of the Loans or issuance, extension or increase of such Letter of Credit, the total extensions of credit under the Revolving Credit Facility shall not exceed the Revolving Credit Commitment, and (d) the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be. Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in Section 7.1 [Initial Loans and Letters of Credit] and this Section 7.2 have been satisfied on or prior to the date thereof.

ARTICLE 251
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and all Obligations have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of the applicable Issuing Lender, and all Letter of Credit Borrowing shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agent, the Lenders and the Issuing Lenders that:
251.1Reporting Requirements. The Borrower will deliver to Administrative Agent:
(a)Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.
(b)Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter of the Borrower (other than the fourth Fiscal Quarter of each Fiscal Year), an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year and the corresponding figures for the budget for the current Fiscal Year.
251.2Certificates; Notices; Additional Information. The Borrower will deliver to the Administrative Agent:
(a)Concurrently with the delivery of the financial statements referred to in Section 8.1 (a) [Annual Financial Statements] and Section 8.1(b) [Quarterly Financial Statements], a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Potential Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Section 9.16 [Total Net Leverage Ratio] and Section 9.17 [Interest Coverage Ratio], (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the

Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate.
(b)Concurrently with the delivery of each Compliance Certificate delivered in connection with Section 8.1 (a) [Annual Financial Statements], an updated Schedule 6.22 which shall be attached to such Compliance Certificate; provided that the updated Schedule shall only be required to the extent such information provided on Schedule 6.22 becomes outdated or incorrect in any material respect.
(c)As soon as available and in any event within sixty (60) days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow.
(d)Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Official Body succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.
(e)Promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent, any Lender or any Issuing Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent, any Lender or any Issuing Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable Anti-Money Laundering Laws.
(f)So long as the Borrower is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Borrower may satisfy its obligation to deliver the financial statements referred to in Section 8.1 (a) [Annual Financial Statements] and Section 8.1(b) [Quarterly Financial Statements] by delivering such financial statements by electronic mail to such e-mail addresses as the Administrative Agent, the Lenders and the Issuing Lenders shall have provided to the Borrower from time to time.
(g)The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and each Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders and Issuing Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 12.9 [Confidentiality]); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
251.3Notices of Material Events.
(a)The Borrower will furnish to the Administrative Agent, each Lender and each Issuing Lender prompt written notice of the following:
(i)the occurrence of any Potential Default or Event of Default;
(ii)the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Official Body against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(iii)the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(iv)promptly and within any event within fifteen (15) days after (A) the Borrower or any other member of the ERISA Group knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by a member of the ERISA Group from the PBGC or any other governmental agency with respect thereto, and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by a member of the ERISA Group, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of a member of the ERISA Group, a detailed written description thereof from the chief financial officer of the Borrower;
(v)promptly and within any event within three (3) Business Days after (a) the Borrower knows or has reason to know that it has been proposed by any Official Body for suspension or debarment in relation to any Government Contracts; (b) the Borrower knows or has reason to know that it should make a mandatory disclosure to an Official Body regarding or relating credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code or a violation of the civil False Claims Act, 31 U.S.C. §§ 3729–

3733; or (c) the Borrower knows or has reason to believe that it is under investigation by an Official Body for a potential violation of the civil False Claims Act, 31 U.S.C. §§ 3729–3733;
(vi)the occurrence of any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries;
(vii)any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue to be received by the Loan Parties during any Fiscal Year under such Material Agreement of more than 25%;
(viii)the receipt of any “Cure Notice”, “Show Cause” or other similar notice in connection with a Government Contract that relates to an issue involving $5,000,000 or more;
(ix)any other development that results in, or could reasonably be expected to result in a Material Adverse Effect; and
(x)any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in part (c) or (d) of such certification.
(b)The Borrower will furnish to the Administrative Agent, each Lender and each Issuing Lender, promptly and in any event at least thirty (30) days prior thereto, notice of any change (A) in any Loan Party’s legal name, (B) in any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (C) in any Loan Party’s identity or legal structure, (D) in any Loan Party’s federal taxpayer identification number or organizational number or (E) in any Loan Party’s jurisdiction of organization; and
(c)Each notice or other document delivered under this Section shall be accompanied by a written statement of an Authorized Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
251.4Existence; Conduct of Business. The will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.3 [Fundamental Changes].
251.5Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Official Body applicable to its business and properties, including all Environmental Laws, ERISA, the Code and the U.S. Occupational Safety and Health Act of 1970, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable International Trade Laws and Anti-Corruption Laws.
251.6Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
251.7Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.
251.8Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent, any Lender or any Issuing Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent, any Lender or any Issuing Lender may reasonably request after reasonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required.
251.9Maintenance of Properties; Insurance. Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to the Administrative Agent, each Lender and each Issuing Lender at reasonable intervals a certificate of an Authorized Officer setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section (and if requested by the Administrative Agent, any Lender or any Issuing Lender a copy of any policy referenced therein if not already delivered), and (c) at all times shall name the Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries and as lenders’ loss payee (pursuant to a lenders’ loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Borrower and its Subsidiaries.
251.10Use of Proceeds; Margin Regulations. On the Closing Date, the Borrower will use the proceeds of any Revolving Credit Loans drawn on the Closing Date to refinance certain Indebtedness existing on the Closing Date and to pay transaction costs and expenses arising in connection therewith and with the Loan Documents and the other transactions contemplated hereby to occur on the Closing Date. After the Closing Date, the Borrower will use the proceeds of Loans to finance working capital needs, Permitted Acquisitions and capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.
251.11Casualty and Condemnation. Borrower (a) will furnish to the Administrative Agent, the Lenders and the Issuing Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or preceding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the net cash proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
251.12Cash Management. The Borrower shall, and, except as set forth on Schedule 8.12, shall cause its Domestic Subsidiaries to: maintain all cash management and treasury business with PNC or any other Lender(s), including all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than Excluded Accounts) (each such deposit account, disbursement account, investment account and collection or lockbox account, a “Domestic Account”); each Domestic Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations;
(a)Each Lender maintaining a primary bank account of any Borrower expressly acknowledges and agrees that (a) the Administrative Agent, for the benefit of the Lenders ratably, has been granted a first priority security interest in and to such bank account pursuant to this Agreement, (b) the Lender’s possession of such bank account constitutes “control” for purposes of perfecting the Administrative Agent’s security interest in and to such bank account under the UCC or otherwise, and (c) such Lender’s rights and remedies with respect to such bank account (other than rights and remedies necessary to recoup normal and customary account fees and charges imposed from time to time for maintaining and administering such bank account, and rights and remedies with respect to items returned unpaid, whether for insufficient funds or for any other reason) shall be, and at all times remain, subject and subordinate to the rights and remedies of the Administrative Agent granted pursuant to this Agreement or available pursuant to applicable law.
251.13Additional Subsidiaries and Collateral.
(a)In the event that, subsequent to the Closing Date, any Person becomes a Domestic Subsidiary (other than any Immaterial Subsidiary or Foreign Holding Company), whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent, the Lenders and the Issuing Lenders thereof and (y) within thirty (30) days after such Person becomes a Domestic Subsidiary, the Borrower shall cause such Domestic Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property by executing and delivering to the Administrative Agent a Guarantor Joinder, executing and delivering any IP Security Agreements and authorizing and delivering, at the request of the Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Loan Documents and (ii) to deliver all such other documentation (including certified organizational documents, resolutions, lien searches, and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 7.1 [Initial Loans and Letters of Credit] if such Subsidiary had been a Loan Party on the Closing Date. In addition, within thirty (30) days after the date any Person becomes a Domestic Subsidiary, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge all of the Equity Interests of such Domestic Subsidiary to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance satisfactory to the Administrative Agent, and (ii) deliver the original certificates evidencing such pledged Equity Interests to the Administrative Agent, together with appropriate powers executed in blank.
(b)In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary or Foreign Holding Company, whether pursuant to formation, acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent, the Lenders and the Issuing Lenders thereof and (y) to the extent such Foreign Subsidiary or Foreign Holding Company is owned directly by any Loan Party, within sixty (60) days after such Person becomes a Foreign Subsidiary or Foreign Holding Company or, if the Administrative Agent determines in its sole discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed sixty (60) additional days, the Borrower shall, or shall cause the applicable Loan Party to (i) pledge 65% of the issued and outstanding voting Equity Interests and 100% of the issued and outstanding non-voting Equity Interests of such Foreign Subsidiary or Foreign Holding Company to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance satisfactory to the Administrative Agent, (ii) deliver the original certificates evidencing such pledged Equity Interests to the Administrative Agent, together with appropriate powers executed in blank and (iii) deliver all such other documentation (including certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent may reasonably request; provided that no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create or perfect any security interests in any assets or Equity Interests of any Foreign Subsidiary or Foreign Holding Company.
(c)The Borrower agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to paragraphs (a) and (b) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 9.2 [Liens]. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.
251.14Leased Locations. To the extent otherwise permitted hereunder, if any Loan Party proposes to lease any Real Estate that is a headquarters location or a location where books or records will be stored or located, it shall first use commercially reasonable efforts to deliver a Collateral Access Agreement from the landlord of such leased property, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent.
251.15Further Assurances. The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements or other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
251.16Government Contracts.
(a)At the request of the Required Lenders or the Administrative Agent, at any time after the occurrence and during the continuance of an Event of Default, the Loan Parties shall (i) promptly execute and deliver to the Administrative Agent to file with the appropriate Official Body all Instruments of Assignment and Notices of Assignment of Claims in connection with each Material Contract, excluding Government Subcontracts and SEC Material Contracts, to be an Assigned Government Contract or (ii) direct account debtors of prime Government Contracts to make payments on the Borrower’s receivables directly to a designated collection account of the Borrower through registration in the System for Award Management (SAM) that can be controlled by the Administrative Agent, if deemed necessary.

(b)Without limiting the foregoing, the Borrower will, and will cause each other Loan Party to, promptly upon request by the Administrative Agent, comply with any and all of the requirements of the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code), and FAR Subpart 32.8 (including FAR 52.232-23) (and comparable laws of any state) where such statutes and regulations are applicable to any Government Contracts and take all such other action as may be necessary to make the direct assignment to the Administrative Agent of the payments due or to become due under such Government Contracts, and such further action as may be necessary to facilitate the creation and perfection of the Administrative Agent’s security interest in such and realization thereon. All costs, including reasonable attorneys’ fees and expenses, incurred in connection with the preparation, execution, delivery and administration of each Assigned Government Contract shall be at Borrower’s sole costs and expense.
251.17Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws. Each of the Loan Parties covenants and agrees that it shall: (a) immediately notify the Administrative Agent, the Collateral Agent, and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b)  provide substitute Collateral to the Collateral Agent if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to support compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.
251.18Additional Beneficial Ownership Certifications. At least five (5) days prior to any Person becoming a Loan Party, if requested by the Administrative Agent, any Lender or any Issuing Lender, the Borrower shall cause any such Person that qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to the Administrative Agent, the Issuing Lenders and the Lenders.
251.19Post-Closing Obligations. Within the time periods specified in Schedule 8.19 (or such longer periods of time as the Administrative Agent may agree in its sole discretion in writing), the Borrower will, and will cause each of its Subsidiaries, as applicable, to deliver the documents and take the actions specified on Schedule 8.19.
ARTICLE 252
NEGATIVE COVENANTS
Until the Commitments have expired or been terminated and all Obligations have been paid in full and all Letters of Credit shall have expired or terminated, in each case without any pending draw, or all such Letters of Credit shall have been cash collateralized to the satisfaction of the applicable Issuing Lender, and all Letter of Credit Borrowing shall have been reimbursed, the Borrower covenants and agrees with the Administrative Agents, the Lenders and the Issuing Lenders that:
252.1Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness created pursuant to the Loan Documents;
(b)Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 9.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof immediately prior to giving effect to such extension, renewal or replacement (except by the amount of any accrued interest, fees or costs, and the amount of any transaction expenses relating to such extension, renewal or replacement), or shorten the maturity or the weighted average life thereof;
(c)Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof immediately prior to giving effect to such extension, renewal or replacement (except by the amount of any accrued interest, fees or costs, and the amount of any transaction expenses relating to such extension, renewal or replacement), or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $135,000,000 at any time outstanding; provided, further, for the avoidance of doubt, such amount shall be calculated without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases), International Financial Reporting Standards 16 (Leases), (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use any real or personal property or a combination thereof) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842;
(d)Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided that any such Indebtedness that is owed to a Loan Party by a Subsidiary that is not a Guarantor shall be subject to Section 9.4 [Investments, Loans];
(e)A Guaranty by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that Guarantees by any Loan Party of Indebtedness of any Subsidiary that is not a Guarantor shall be subject to Section 9.4 [Investments, Loans];
(f)Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $60,000,000 at any time outstanding;
(g)Indebtedness arising in the ordinary course of business in connection with Other Lender Provided Financial Service Products; provided that the aggregate amount of any such Indebtedness in connection with corporate credit card programs shall not exceed $15,000,000 at any time outstanding;
(h)Hedge Liabilities permitted by Section 9.10 [Interest Rate Hedge];
(i)Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds arising in the ordinary course of business and upon terms typical to the industry; provided that such Indebtedness shall not include debt for (or Guaranty of debt for) borrowed money;
(j)Indebtedness incurred in connection with financing arrangements of accounts receivable of Foreign Subsidiaries, secured solely by the applicable specific accounts receivable of the applicable Foreign Subsidiary, in an aggregate amount not to exceed $75,000,000 at any time outstanding, subject to such terms, conditions and documentation as are acceptable to the Administrative Agent in its reasonable discretion;
(k)[Reserved];
(l)Incremental Equivalent Debt which, together with the aggregate amount of Incremental Loans made hereunder, does not in the aggregate exceed the greater of (i) $135,000,000 and (ii) 100% of Consolidated EBITDA;
(m)other Incremental Equivalent Debt; provided that, at the time of such Incremental Equivalent Debt and after giving effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) the Total Net Leverage Ratio for the most recently ended Measurement Period, calculated on a Pro Forma Basis, is not greater than 3.25 to 1.00;
(n)other unsecured Indebtedness, which in the aggregate does not exceed the greater of (i) $67,500,000 and (ii) 50% of Consolidated EBITDA; and
(o)other unsecured Indebtedness; provided that, at the time of such unsecured Indebtedness and after giving effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) the financial covenants forth in Section 9.16 [Total Net Leverage Ratio] and Section 9.17 [Interest Coverage Ratio] for the most recently ended Measurement Period, calculated on a Pro Forma Basis (without including the cash proceeds of any such Indebtedness in the amount of unrestricted cash and Permitted Investments in the calculation of Total Net Leverage Ratio), are in compliance.
(p)The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interest that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interest described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Facility Termination Date.
252.2Liens. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a)Liens securing the Obligations; provided that no Liens may secure Hedge Liabilities or Other Lender Provided Financial Service Products without securing all other Obligations on a basis at least pari passu with such Hedge Liabilities or Other Lender Provided Financial Service Products and subject to the priority of payments set forth in Section 5.4 [Pro Rata Treatment of Lenders] and Section 10.3 [Application of Proceeds from Collateral];
(b)Permitted Encumbrances;
(c)Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the date hereof and set forth on Schedule 1.1(C); provided that such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary;
(d)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 9.1(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(f)extensions, renewals, or replacements of any Lien referred to in paragraphs (b) through (e) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased (except by the amount of any accrued interest, fees or costs, and the amount of any transaction expenses relating to such extension, renewal or replacement) and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;
(g)[Reserved];
(h)Liens on assets of Subsidiaries that are not Loan Parties securing Indebtedness permitted under Section 9.1(d) and any Guaranty thereof permitted under Section 7.1(e);
(i)Liens on accounts receivable of Foreign Subsidiaries securing Indebtedness permitted under Section 9.1(j);
(j)Liens securing Incremental Equivalent Debt; provided that such Liens shall be subject to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance satisfactory to the Administrative Agent and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, a “pari passu” intercreditor agreement in form and substance satisfactory to the Administrative Agent;
(k)Liens on cash and other liquid investments in the nature of Permitted Investments held by a Foreign Subsidiary in deposit or securities accounts outside the United States securing letters of credit for the account of such Foreign Subsidiary; and
(l)Liens not securing debt for borrowed money, securing amounts in the aggregate not to exceed $40,000,000 at any time.
252.3Fundamental Changes.
(a)The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Potential Default or Event of Default shall have occurred and be continuing, (i) the Borrower may merge with a Person (including a

Subsidiary) if the Borrower is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is (or will, pursuant to Section 8.13(a) [Additional Subsidiaries and Collateral] become) a Guarantor, the Subsidiary that is or will become a Guarantor shall be the surviving Person, (iii) the Borrower may sell, transfer or otherwise dispose of its interest in any Subsidiary to a Guarantor (provided that, if such sold, transferred or disposed of Subsidiary is a Guarantor prior to such sale, transfer or other disposition, it shall continue to be a Guarantor following such sale, transfer or other disposition), (iv) any Guarantor may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Guarantor, (v) any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to any other Subsidiary, and (vi) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 9.4 [Investments, Loans].
(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.
252.4Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:
(a)Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 9.4 (including Investments in Subsidiaries);
(b)Permitted Investments;
(c)a Guaranty by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 9.1 [Indebtedness]; provided that a Guaranty by the Loan Parties of Indebtedness of Subsidiaries that are not Loan Parties shall be subject to the limitations set forth in paragraph (d) of this Section;
(d)Investments made by the Borrower in or to any Subsidiary and by any Subsidiary in or to the Borrower or in or to another Subsidiary; provided that any such Investments by the Loan Parties in or to (including a Guaranty by the Loan Parties of Indebtedness of) any Subsidiary that is not a Guarantor shall be limited to:
(i)loans by Loan Parties to Subsidiaries that are not Loan Parties consisting of intercompany accounts receivable arising from the transfer of goods or services in the ordinary course of business and consistent with past business practices of the Borrower and its Subsidiaries, together with any capitalized interest thereon; and
(ii)additional Investments by Loan Parties in or to (including a Guaranty by the Loan Parties of Indebtedness of) Subsidiaries that are not Loan Parties made in the ordinary course of business, so long as the aggregate amount of all such Investments does not exceed $40,000,000;

(e)loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses or advances on commissions; provided that the aggregate amount of all such loans and advances does not exceed $10,000,000 at any time outstanding;
(f)loans to employees, officers and directors of the Borrower or any of its Subsidiaries the proceeds of which are used to purchase Equity Interests of the Borrower;
(g)investments or advances made to employees, officers or directors of the Borrower or any of its Subsidiaries made as a contribution to a 401(k) plan or pursuant to an employee stock purchase plan, other employee benefit plan, or officer and director equity purchase plan, in a manner and in amounts consistent with past business practices of the Borrower and its Subsidiaries;
(h)investments in the form of (i) Equity Interests received in satisfaction or partial satisfaction of accounts receivable owed by financially troubled account debtors, and (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past business practices of the Borrower and its Subsidiaries;
(i)Interest Rate Hedges permitted by Section 9.10 [Interest Rate Hedge];
(j)Investments in the Prometheus Energetics Joint Venture;
(k)Investments in connection with the Orbit Acquisition not to exceed $360,000,000;
(l)Investments by any Loan Party in or to any other Joint Ventures in the aggregate not to exceed the greater of $67,500,000 and (ii) 50% of Consolidated EBITDA;
(m)Permitted Acquisitions;
(n)other Investments, which in the aggregate do not exceed the greater of (i) $67,500,000 and (ii) 50% of Consolidated EBITDA; and
(o)other Investments; provided that, at the time of such Investment and after giving effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) the Total Net Leverage Ratio for the most recently ended Measurement Period, calculated on a Pro Forma Basis, is not greater than 3.50 to 1.00.
252.5Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)dividends payable by the Borrower solely in interests of any class of its common equity;
(b)Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries of the Borrower;
(c)other Restricted Payments made by the Borrower, which in the aggregate do not exceed the greater of (i) $37,500,000 and (ii) 25% of Consolidated EBITDA; provided that, at the time of such Restricted Payment and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(d)other Restricted Payments made by the Borrower; provided that, at the time of such Restricted Payment and after giving effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) the Total Net Leverage Ratio for the most recently ended Measurement Period, calculated on a Pro Forma Basis, is not greater than 3.25 to 1.00; and
(e)Restricted Payments required pursuant to the terms of the Nomad Loan Agreement, as in effect as of the date hereof.
252.6Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Equity Interests, in each case whether now owned or hereafter acquired, to any Person other than the Borrower or a Guarantor (or to qualify directors if required by applicable law), except:
(a)the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
(b)the sale of inventory and Permitted Investments in the ordinary course of business; and
(c)so long as no Potential Default or Event of Default has occurred and is continuing or would result therefrom, the sale or other disposition of such assets for fair market value in an aggregate amount not to exceed $70,000,000; provided that the proceeds of such sales shall be at least 75% in cash.
252.7Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)transactions between or among the Borrower and any Guarantor or between or among Guarantors, in each case not involving any other Affiliates;
(c)transactions between or among Subsidiaries that are not Loan Parties; and
(d)any Restricted Payment permitted by Section 9.5 [Restricted Payments].
252.8Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guaranty Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
252.9Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”), unless at the time such Sale/Leaseback Transaction is entered into (a) no Potential Default or Event of Default has occurred and is continuing or would result therefrom, (b) after giving pro forma effect to such Sale/Leaseback Transaction, the Borrower is in compliance with the financial covenants set forth in Section 9.16 [Total Net Leverage Ratio] and Section 9.17 [Interest Coverage Ratio]and (c) the Borrower has delivered a certificate to the Administrative Agent certifying the conditions set forth in clauses (a) and (b) and setting forth in reasonable detail calculations demonstrating pro forma compliance with the financial covenants set forth in Section 9.16 [Total Net Leverage Ratio] and Section 9.17 [Interest Coverage Ratio].
252.10Interest Rate Hedge. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Interest Rate Hedge, other than Interest Rate Hedges entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that an Interest Rate Hedge entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Interest Rate Hedge under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Equity Interests or any Indebtedness or (ii) as a result of changes in the market value of any Equity Interests or any Indebtedness) is not an Interest Rate Hedge entered into in the ordinary course of business to hedge or mitigate risks.
252.11Amendment to Organizational Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents, except in any manner that would not have an adverse effect on the Lenders, the Administrative Agent, the Borrower or any of its Subsidiaries.
252.12Real Property; Negative Pledge; Limitation on Certain Restrictive Agreements. No Loan Party will, nor will any Loan Party permit any of its Subsidiaries to, directly or indirectly, (a) enter into, incur or permit to exist or become effective, any pledge, covenant or other agreement or arrangement that creates, incurs or suffers to exist any Lien upon any of its owned or leased Real Property, fixed assets or capitalized leases, except for any pledge in favor of the Administrative Agent or as required by applicable Law, or (b) enter into, incur or permit to exist or become effective, any “negative pledge” covenant or other agreement, restriction or arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Loan Party or any of their respective Subsidiaries to create, incur or suffer to exist any Lien upon any of its property or assets (including for the avoidance of doubt all owned or leased Real Property, fixed assets or capitalized leases) as security for the Obligations or (ii) the ability of any such Loan Party or any such Subsidiary to transfer any of its property or assets to any Loan Party or any Subsidiary.
252.13Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant in accounting treatment or reporting practices, except as required by GAAP (but subject to the provisions of Section 1.3 [Accounting Principles; Changes in GAAP]), or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
252.14No Plan Assets. No Loan Party will hold “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.
252.15Anti-Corruption Laws; Anti-Money Laundering Laws; and International Trade Laws; Outbound Investment Rule.

(a)No Covered Entity shall, nor shall such Covered Entity permit any of its or their respective directors, officers, employees, agents, or affiliates acting on its or their behalf in connection with this Agreement to: (i) become a Sanctioned Person; (ii) directly or indirectly, provide, lend, contribute, use, or make available the proceeds of any Loan hereunder (A) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (B) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (C) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws, (D) in any manner that could result in a violation by any Person (including the Administrative Agent, any lead arranger, Issuing Lender, any Lender, underwriter, advisor, investor, or otherwise) of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws or cause any Person to become a Sanctioned Person or (E) in violation of any applicable Law, including any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (iii) repay the Loan with Blocked Property or funds derived from any unlawful activity; or (iv) knowingly permit any Collateral to become Blocked Property.
(b)Each of the Covered Entities and its subsidiaries will not (i) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (ii) engage, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if any Covered Entity were a U.S. Person or (C) any other activity that would cause the Administrative Agent and the Lenders to be in violation of the Outbound Investment Rules or cause the Administrative Agent and the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement
252.16Total Net Leverage Ratio. The will maintain as, of the end of each Fiscal Quarter, a Total Net Leverage Ratio of not greater than 4.00:1.00; provided that, at the Borrower’s written election in accordance with the definition of “Material Acquisition”, the maximum permitted Total Net Leverage Ratio set forth above may be increased to 4.25:1.00 (an “Acquisition Step-Up”) for the fiscal quarter in which any such Material Acquisition is consummated, as well as the three succeeding fiscal quarters following such fiscal quarter (such four quarter period, an “Acquisition Step-Up Period”); provided, further, that (i) following any such Acquisition Step-Up Period, the maximum permitted Total Net Leverage Ratio shall step back down to 4.00:1.00 for at least two consecutive fiscal quarters before the Borrower can elect a subsequent Acquisition Step-Up, and (ii) the Borrower may not elect more than two (2) Acquisition Step-Ups during the term of this Agreement.
252.17Interest Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, an Interest Coverage Ratio of not less than 3.00:1.00.
252.18Amendment to Nomad Loan Agreement. After the Closing Date, Nomad will not enter into any amendment or modification of the Nomad Loan Agreement without the prior written consent of the Administrative Agent, except in any manner that would not have an adverse effect on the Lenders as determined by the Administrative Agent in its reasonable discretion.
ARTICLE 253
DEFAULT
253.1Events of Default. An Event of Default means the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
(a)the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any Letter of Credit Borrowing, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under paragraph (a) of this Section or an amount related to any Other Lender Provided Financial Service Products) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 8.1, 8.2, 8.3 (with respect to the Borrower’s legal existence and as provided in Section 8.3(a)(i) (with respect to the occurrence of an Event of Default only), 8.3(a)(v) and 8.3(a)(ix)), 8.19 or Article 9; or
(e)any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in the above paragraphs of this Section) or any other Loan Document or related to any Other Lender Provided Financial Service Products, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(f)[reserved]; or
(g)(i) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedge Liabilities) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs under any Interest Rate Hedge an Early Termination Date (as defined in such Interest Rate Hedge) resulting from (A) any event of default under such Interest Rate Hedge as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Interest Rate Hedge) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount or (B) any Termination Event (as so defined) under such Interest Rate Hedge as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and the

Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or
(h)the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(i)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
(j)the Borrower or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k)(i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any member of the ERISA Group under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, (ii) Borrower or any member of the ERISA Group fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, where the aggregate amount of unamortized Withdrawal Liability is in excess of the Threshold Amount, or (iii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding the Threshold Amount; or
(l)any judgment, writ, warrant of attachment or similar process involving an amount in excess of the Threshold Amount in the aggregate shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n)a Change in Control shall occur or exist; or

(o)any provision of the Guaranty and Security Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Loan Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 11.11 [Collateral and Guaranty Matters]); or
(p)any Lien with respect to a material portion of the Collateral purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any such Collateral, with the priority required by the applicable Collateral Documents; or
(q)the Borrower or any Subsidiary shall be debarred or suspended from contracting with the United States or any of its departments, agencies or instrumentalities; or if a notice of debarment or notice of suspension shall have been issued to any Borrower or any Subsidiary; or if a notice of termination for default or the actual termination for default of any Government Contract shall have been issued to or received by the Borrower or any Subsidiary which termination for default, individually or in the aggregate, would reasonably be expected to result in a reduction in revenue of the Borrower and its Subsidiaries of 10% or more on a consolidated basis from the most recently ended Fiscal Year for which financial statements have been (or are required to have been) delivered pursuant to Section 8.1 [Reporting Requirements];
(r)then, and in every such event (other than an event described in paragraph (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, (iv) demand the Borrower to, and the Borrower shall, forthwith upon such demand and without any further notice or act, Cash Collateralize the Letter of Credit Obligations at such time in an amount equal to the Minimum Collateral Amount and (v) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either paragraph (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, all fees and all other Obligations shall automatically become due and payable, and the obligation to Cash Collateralize the Letter of Credit Obligation in an amount equal to the Minimum Collateral Amount shall be automatic, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of Section 12.1 [Modifications; Amendments or Waivers] notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of Section 12.1 [Modifications; Amendments or Waivers]).
(s)If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.5 [Sharing of Payments by Lenders], after obtaining the prior written consent of the Administrative Agent, is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 [Defaulting Lenders] and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates and participants may have. Each Lender and the Issuing Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
253.2Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:
(a)first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)second, to the fees, all amounts owed pursuant to Erroneous Payment Subrogation Rights, and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)fourth, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(e)fifth, to the aggregate outstanding principal amount of the Loans, the Reimbursement Obligations, the Other Lender Provided Financial Service Products and the Hedge Liabilities that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Loans, Reimbursement Obligations, Other Lender Provided Financial Service Products and Hedge Liabilities ;
(f)sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 103% of the Reimbursement Obligations after giving effect to the foregoing clause fifth; and
(g)seventh, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
(h)All amounts allocated pursuant to the foregoing clauses third through fifth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the Reimbursement Obligations comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Lenders and the Lenders as cash collateral for the Reimbursement Obligations, such account to be administered in accordance with Section 2.7 [Letters of Credit]. All cash collateral for Reimbursement Obligations shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, (a) no amount received from any Guarantor (including any proceeds of any sale of, or other realization upon, all or any part of the Collateral owned by such Guarantor) shall be applied to any Excluded Swap Obligation of such Guarantor and (b) Other Lender Provided Financial Service Products and Hedge Liabilities shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 11 for itself and its Affiliates as if a “Lender” party hereto.
(i)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Section 10.1 for the benefit of all the Lenders and the Issuing Lender and the other Secured Parties; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the Issuing Lender or the Swingline Loan Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Issuing Lender or Swingline Loan Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.1 (subject to the terms of Section 5.5 [Sharing of Payments by Lenders]), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Proceeding; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to this Section 10.2, and (B) in addition to the matters specified in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 5.5 [Sharing of Payments by Lenders]), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
ARTICLE 254
THE ADMINISTRATIVE AGENT
254.1Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints PNC Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
254.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
254.3Exculpatory Provisions.
(a)     The Administrative Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 [Modifications; Amendments or Waivers] and 10.2 [Consequences of Event of Default]), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions specified herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in Article 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

254.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
254.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
254.6Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (so long as no Potential Default or Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the continental United States, or an Affiliate of any such bank with an office in the continental United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications specified above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 [Expense; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
254.7Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities as set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities as set forth herein and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing such other facilities.
254.8No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other titles as necessary listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
254.9Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the

“Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.
254.10Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.8(b) [Letter of Credit Fees] and 12.3 [Expenses; Indemnity; Damage Waiver]) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.3 [Expenses; Indemnity; Damage Waiver].

254.11Collateral and Guaranty Matters.
(a)Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion,
(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon the Facility Termination Date, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 12.1 [Modifications; Amendment or Waivers], if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to the extent otherwise permitted by this Agreement, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property; and

(iii)    to release any Guarantor from its obligations under the Guaranty and Security Agreement if such Person ceases to be a Subsidiary or becomes an

Immaterial Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 11.11.

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

254.12No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law, or any International Trade Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
254.13Lender Provided Interest Rate Hedges and Other Lender Provided Financial Service Products. Except as otherwise expressly specified herein, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.2 [Application of Proceeds from Collateral], the Guaranty and Security Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty and Security Agreement or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Provided Interest Rate Hedges and/or Other Lender Provided Financial Service Products unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
254.14Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and any lead arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any lead arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
254.1511.15 Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment

Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b).
(c)Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE 255
MISCELLANEOUS
255.1Modifications, Amendments or Waivers. With the written consent of the Required Lenders (or as expressly provided by Section 2.11 [Incremental Loans]), the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:
(a)Increase of Commitment. Increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
(b)Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Expiration Date or the scheduled time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));
(c)Release of Collateral or Guarantor; Subordination of Obligations or Collateral. Except as permitted by Section 9.6 [Sale of Assets] or Section 11.11 [Collateral and Guaranty Matters], each as in effect on the Closing Date, (i) release all or substantially all of the Collateral or release all or substantially all the value of the Guarantors from their Obligations under the Guaranty and Security Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders) or (ii) (y) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness, or (z) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness, in each case without the prior consent of each Lender directly affected thereby; or
(d)Miscellaneous. Amend Section 5.4 [Pro Rata Treatment of Lenders], Section 11.3 [Exculpatory Provisions], Section 5.5 [Sharing of Payments by Lenders], Section 10.2 [Application of Proceeds from Collateral] or this Section 12.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders;
provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, the Issuing Lender, or the Swingline Loan Lender may be made without the written consent of the Administrative Agent, the Issuing Lender or the Swingline Loan Lender, as applicable, and (ii) the Administrative Agent’s Letter may be

amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and provided, further, that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1(a) through (d) above, there is a Non-Consenting Lender, then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.13 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend the Expiration Date with respect to the Revolving Credit Commitments of Lenders that agree to such extension with respect to their Revolving Credit Commitments with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Revolving Credit Facility with respect to the portion of the Revolving Credit Commitments with an Expiration Date so extended; provided that in each such case any such proposed extension of the Expiration Date shall have been offered to each Lender with Loans or Commitments under the applicable Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders.
In addition, notwithstanding the foregoing, (a) with the consent of the Borrower, the Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), (b) without the consent of any Lender or the Borrower, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Revolving Commitment Amount, or (ii) any assignment by any Lender of some or all of its Revolving Commitment Amount, the Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1(A) to reflect such change, whereupon such revised Schedule 1.1(A) shall replace the old Schedule 1.1(A) and become part of this Agreement, and (c) with the consent of the Borrower, the Administrative Agent may amend or amend and restate this Agreement and the other Loan Documents without the consent of any Lender, if (i) upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), (ii) the Commitments of such Lender shall have terminated, (iii) such Lender shall have no other commitment or other obligation hereunder, and (iv) such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

255.2No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The enumeration of the rights and remedies of the Administrative Agent and the Lenders specified in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No reasonable delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.
255.3Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Arrangers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from (and shall reimburse each Indemnitee as the same are incurred), any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party, or any affiliate of any such party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any affiliate of any such party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, the Swingline Loan Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Loan Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Ratable Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Issuing Lender or the Swingline Loan Lender solely in its capacity as such, only the Lenders with Revolving Credit Commitments shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent),the Issuing Lender or the Swingline Loan Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Issuing Lender or the Swingline Loan Lender in connection with such capacity. The obligations of the Lenders under this paragraph (b) are subject to the provisions of Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans].
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3(a) [Costs and Expenses] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such liability or damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(e)Payments. All amounts due under this Section 12.3 shall be payable not later than ten (10) days after demand therefor.
(f)Survival. Each party’s obligations under this Section 12.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.
255.4Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day, such payment shall be due on the next Business Day (except as otherwise set forth herein) and such extension of time shall be included in computing interest and fees, except that the Loans under the Revolving Credit Facility shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
255.5Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail as follows (i) if to a Lender, to it at its address (or electronic mail address) specified in its Administrative Questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(A). Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article 2 [Revolving Credit and Swingline Loan Facilities] if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, Etc. Any party hereto may change its address or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)Platform.
(i)    Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

255.6Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swingline Loan Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
255.7Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this

Agreement and the completion of the transactions hereunder, and shall continue in full force and effect until the Facility Termination Date. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those specified in the Notes, Article 5 [Payments] and Section 12.3 [Expenses; Indemnity; Damage Waiver], shall survive the Facility Termination Date. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the Closing Date and until the Facility Termination Date.
255.8Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (including, in each case, by way of an LLC Division) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(1)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(2) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(2)in any case not described in clause (i)(1) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $2,500,000 and in minimum increments of $1,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(2) of this Section and, in addition:
(1)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(2)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(3)the consent of the Issuing Lender and Swingline Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (a) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (b) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, the Swingline Loan Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Rate Unascertainable; Etc.], 5.8 [Increased Costs], and 12.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the continental United States a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3 [Expenses; Indemnity; Damage Waiver] with respect to any payments made by such Lender to its Participant(s).

ARTICLE 256Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1(a) [Increase of Commitment], 12.1(b) [Extension of Payment, Etc.], or 12.1(c) [Release of Collateral or Guarantor]) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.9 [Taxes] and 5.10 [Indemnity] (subject to the requirements and limitations therein, including the requirements under Section 5.9(g) [Status of Lenders] (it being understood that the documentation required under Section 5.9(g) [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.13 [Replacement of a Lender] as if it were an assignee under to paragraph (b) of this Section 12.8; and (B) shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.13 [Replacement of a Lender] with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.5 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(a)Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b)Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
(c)Arrangers/Bookrunners. Notwithstanding anything to the contrary contained in this Agreement, the name of any arranger and/or bookrunner listed on the cover page of this Agreement may be changed by the Administrative Agent to the name of any Lender or Lender’s broker-dealer Affiliate, upon written request to the Administrative Agent by any such arranger and/or bookrunner and the applicable Lender or Lender’s broker-deal Affiliate.
256.1Confidentiality.
(a)General. Each of the Administrative Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) any credit insurer or reinsurer; (g) to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Revolving Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facility; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
(b)For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries in connection with the transactions contemplated by the Transaction Documents relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(c)For the avoidance of doubt, nothing in this Section shall prohibit any Person from voluntarily communicating, disclosing or providing information within the scope of the confidentiality provisions of this Section regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.
(d)Sharing Information with Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement with any such Subsidiary or Affiliate of the Lender subject to the provisions of Section 12.9(a) [General].
256.2Counterparts; Integration; Effectiveness; Electronic Execution.
(a)Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any prior confidentiality agreements and commitments. Except as provided in Article 7 [Conditions of Lending and Issuance of Letters of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act. The parties hereto consent to the use of electronic signatures and records with respect to this Agreement and the other Loan Documents.
256.3CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly specified therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.5 [Notices; Effectiveness; Electronic Communication]. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
(d)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
256.4Mutual Negotiations. This Agreement and the other Loan Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Loan Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Loan Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
256.5Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion powers of the applicable Resolution Authority.
256.6USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the USA PATRIOT Act.
256.7Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swaps or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity/Bank/FSI that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 12.15, the following terms have the following meanings:
(c)“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(d)“Covered Entity/Bank/FSI” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(e)“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(f)“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.
ATTEST:
    BORROWER:
    KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

By:
Name:
Title:

NAI-5009586090v14

GUARANTORS:

5-D SYSTEMS, INC.
BSC PARTNERS, LLC
CONSOLIDATED TURBINE SPECIALISTS LLC
DALLASTOWN REALTY I, LLC
DALLASTOWN REALTY II, LLC
DIGITAL FUSION SOLUTIONS, INC.
DIGITAL FUSION, INC.
DTI ASSOCIATES, INC.
FLORIDA TURBINE TECHNOLOGIES, INC.
FTT AMERICA, LLC
GENERAL MICROWAVE CORPORATION
GENERAL MICROWAVE ISRAEL CORPORATION
GICHNER SYSTEMS GROUP, INC.
GICHNER SYSTEMS INTERNATIONAL, INC.
HAVERSTICK CONSULTING, INC.
HGS HOLDINGS, INC.
KRATOS ANTENNA HOLDINGS DIVISION, INC.
KRATOS ANTENNA SOLUTIONS CORPORATION
KRATOS ANTENNA SOLUTIONS GLOBAL CORPORATION
KRATOS ANTENNA SOLUTIONS INTERNATIONAL CORPORATION
KRATOS BLADEWORKS, INC.
KRATOS COMMUNICATIONS, INC.
KRATOS DEFENSE & ROCKET SUPPORT SERVICES, INC.
KRATOS INTEGRAL HOLDINGS, LLC
KRATOS INTEGRAL SYSTEMS INTERNATIONAL, INC.

By:
Name:
Title:

NAI-5009586090v14

GUARANTORS:

KRATOS MICROWAVE HOLDING, LLC
KRATOS MICROWAVE, INC.
KRATOS S1, INC.
KRATOS S2, INC.
KRATOS SPACE & MISSILE DEFENSE SYSTEMS, INC.
KRATOS SRE, INC.
KRATOS SYSTEMS AND SOLUTIONS, INC.
KRATOS TECHNOLOGY & TRAINING SOLUTIONS, INC.
KRATOS UNMANNED AERIAL SYSTEMS, INC.
KRATOS UNMANNED SYSTEMS SOLUTIONS, INC.
KTT CORE, INC.
MICRO SYSTEMS, INC.
MSI ACQUISITION CORP.
NOMAD GLOBAL COMMUNICATION SOLUTIONS, INCORPORATED
SAT CORPORATION
SHADOW I, INC.
SHADOW II, INC.
SIERRA TECHNICAL SERVICES, INC.
SUMMIT RESEARCH CORPORATION
TECHNICAL DIRECTIONS INC.

By:
Name:
Title:

2

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

NAI-5009586090v14

PNC BANK, NATIONAL ASSOCIATION, as Swingline Loan Lender, Issuing Lender and a Lender

By:
Name:
Title:
4

[OTHER LENDERS]

By:
Name:
Title:

5

SCHEDULE 1.1(A)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: PNC Bank, National Association Address: 12255 El Camino Real, Suite 200 San Diego, CA, 92130 Attention: Kelly Hogan Telephone: (858) 947-4508 Email: kelly.hogan@pnc.com	$90,000,000.00	30.0000000%
Name: Truist Bank Address: 101 S Stratford Rd Winston Salem, NC 27104 Attention: Shana Pask; Karla Soria Telephone: (336) 733-2645; (336) 776-5340 Telecopy: (888) 707-4162 Email: CapitalMarkets-W-S@truist.com	$85,000,000.00	28.3333333%
Name: U.S. Bank National Association Address: 1850 Osborn Ave Oshkosh, WI 54902 Attention: NSLS Deal Administrator Telephone: (920) 237-7601 Telecopy: (866) 721-7062 Email: SyndicatedLendingServices@usbank.com	$60,000,000.00	20.0000000%
Name: JPMorgan Chase Bank, N.A. Address: 10 South Dearborn L2 Chicago, Illinois 60603 Attention: CLS Non Agented Servicing Team Email: cls.chicago.non.agented.servicing@jpmchase.com	$40,000,000.00	13.3333333%
Name: Royal Bank of Canada Address: 200 Vesey Street, 12th Floor New York, NY 10281 Attention: Nikhil Madhok Telephone: (212) 519-8462 Email: nikhil.madhok@rbccm.com	$25,000,000.00	8.33333333%

Total	$300,000,000	100%

SCHEDULE 1.1(A)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrower and Guarantors:
ADMINISTRATIVE AGENT:
PNC Bank, National Association
Address: 12255 El Camino Real, Suite 200
San Diego, CA, 92130
Attention: Kelly Hogan
Email:    kelly.hogan@pnc.com
With a Copy To:
Agency Services, PNC Bank, National Association
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention:    Agency Services
Telephone:    412 762 6442
Telecopy:    412 762 8672
With a Copy To (which shall not constitute notice):
Jones Day
500 Grant Street, Suite 4500
Pittsburgh, PA 15219
Attention: Brian Sullivan
Telephone: (412) 394-9567
Email: bwsullivan@jonesday.com
BORROWER OR ANY OTHER LOAN PARTY:
Kratos Defense & Security Solutions, Inc.
Address: 10680 Treena Street, 6th Floor
San Diego, California 92131
Attention: General Counsel
Email address: marie.mendoza@kratosdefense.com
Telephone number: 858-332-3759